UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
 ________________________________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12
Denali Therapeutics Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DENALI THERAPEUTICS INC.
Dear Stockholder:
I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Denali Therapeutics Inc. (“Denali”), which will be held virtually via live webcast on June 3, 2026 at 10:00 a.m. Pacific Time. You can attend the virtual Annual Meeting via the Internet at www.virtualshareholdermeeting.com/DNLI2026, where you will be able to vote and submit questions electronically during the Annual Meeting.
The attached Notice of Annual Meeting of Stockholders and proxy statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail. If you decide to attend the virtual Annual Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.
On behalf of the board of directors, I would like to express our appreciation for your interest in Denali.
Sincerely,
Ryan J. Watts, Ph.D.
President and Chief Executive Officer

DENALI THERAPEUTICS INC.
161 Oyster Point Blvd.
South San Francisco, California 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	June 3, 2026 at 10:00 a.m. Pacific Time

Place
The Annual Meeting will be a completely virtual meeting of stockholders to be conducted via live webcast. You will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/DNLI2026. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically.

Items of Business
•To elect three directors from the nominees described in this proxy statement.

•To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2026.

•To approve, on an advisory basis, executive compensation.

•To transact other business that may properly come before the Annual Meeting.

Record Date	April 9, 2026 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
On or about April 21, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders, which will be available on our website at https://denalitherapeutics.com/investors in the SEC Filings section of our Investor & Media Relations web page. The Notice, our proxy statement, and annual report to stockholders can also be accessed directly at the following website: www.proxyvote.com.
Your Vote Is Important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

By order of the board of directors,

Ryan J. Watts, Ph.D.
President, Chief Executive Officer and Director
South San Francisco, California

April 21, 2026

-i-

DENALI THERAPEUTICS INC.
PROXY STATEMENT
FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on June 3, 2026

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the “Board”) for use at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments, or continuations thereof. Stockholders will not be able to physically attend the Annual Meeting. The Annual Meeting will be held virtually via live webcast on June 3, 2026 at 10:00 a.m. Pacific Time. You will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/DNLI2026 and entering the 16-digit control number found on your Notice of Internet Availability, your proxy card, or on the instructions that accompany your proxy materials. The virtual format of the Annual Meeting allows us to preserve stockholder access while also saving time and money for both us and our stockholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 21, 2026 to all stockholders entitled to vote at the virtual Annual Meeting. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.
Why am I receiving these materials?
The Board is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at Denali’s Annual Meeting, which will take place on June 3, 2026. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2026. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone, or how to request a paper copy of the proxy materials. This proxy statement and the Annual Report are available at www.proxyvote.com.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•the election of three class III directors to hold office until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
•the approval, on an advisory basis, of executive compensation, as described in this proxy statement.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
•FOR the election of each of the three directors nominated by the Board and named in this proxy statement as class III directors to serve for a three-year term;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
•FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 9, 2026, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 158,675,498 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Broadridge Financial Solutions, Inc., our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:
•You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com and follow the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 2, 2026 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.
•You may vote by telephone. To vote by telephone, dial toll-free 1-800-690-6903 and follow the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 2, 2026 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date, and sign the proxy card and return it promptly by mail so that it is received no later than June 2, 2026. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of the Board. The Board recommends that you vote FOR the election of each of the three directors nominated by the Board and named in this proxy statement as class III directors to serve for a three-year term, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026, and FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement.

•You may vote via meeting website. If you plan to attend the virtual Annual Meeting, you may vote your shares live at the virtual Annual Meeting. Even if you plan to attend and participate in our virtual annual meeting via www.virtualshareholdermeeting.com/DNLI2026, we encourage you to vote over the Internet or by telephone as described above, or by returning a proxy card following your request of paper copies. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank, or other nominee, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank, or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote by Internet or telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Secretary at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080, by 11:59 p.m. Eastern Time on June 2, 2026; or
•attending and electronically voting at the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank, or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed, and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•FOR the election of each of the three directors nominated by the Board and named in this proxy statement as class III directors to serve for a three-year term (Proposal No. 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal No. 2);
•FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement (Proposal No. 3); and
•In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank, or other nominee that holds your shares with voting instructions, then your broker, bank, or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (approval of the advisory vote on executive compensation) are not considered routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may not vote your shares with respect to Proposal No. 1 and Proposal No. 3, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote thereon (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by plurality votes, abstentions will have no impact on the outcome of any of such proposals as long as a quorum exists.

A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 158,675,498 shares of common stock outstanding, which means that 79,337,749 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of class III directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the three nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.
•Proposal No. 3: For the non-binding advisory vote on executive compensation, an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved is required to approve, on a non-binding advisory basis, the compensation of our named executive officers. You may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees, or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Denali or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our annual report to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
Denali Therapeutics Inc.
Attention: Secretary
161 Oyster Point Blvd.
South San Francisco, California 94080
(650) 866-8547
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 22, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Denali Therapeutics Inc.
Attention: Secretary
161 Oyster Point Blvd.,
South San Francisco, California 94080
(650) 866-8547
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or any committee thereof that has been formally delegated authority to propose such business by our board of directors, (iii) as may be provided in a certificate of designation for any class or series of preferred stock, or (iv) properly brought before the annual meeting by a stockholder who satisfies the record date requirements specified in our bylaws and who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2027 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•not earlier than 8:00 a.m., Pacific time, on February 5, 2027; and

•not later than 5:00 p.m., Pacific time, on March 7, 2027.

In the event that we hold our 2027 annual meeting of stockholders more than 25 days before or more than 25 days after the one-year anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received at our principal executive offices no earlier than 8:00 a.m., Pacific time, on the 120th day before such annual meeting and no later than 5:00 p.m., Pacific time, on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
Unless otherwise required by law, if a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates
You may propose director candidates for consideration by our corporate governance and nominating committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently comprised of nine (9) members. Eight (8) of our nine (9) directors are independent within the meaning of the listing rules of the Nasdaq Stock Market (Nasdaq). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Upon the recommendation of our corporate governance and nominating committee, we are nominating Ms. Cook, and Drs. Schenkein and Watts. If elected, Ms. Cook, and Drs. Schenkein and Watts will each hold office for a three-year term until the annual meeting of stockholders to be held in 2029 or until their successors are duly elected and qualified.

The following table sets forth the names, ages as of March 31, 2026, and certain other information, including the composition of the committees, as of the date of this proxy statement, for each of the nominees for director at the Annual Meeting, each of the continuing directors, and the departing director.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Director Nominees
Jennifer Cook(3)	III	60	Director	2018	2026	2029
David Schenkein, M.D.(3)	III	68	Director	2015	2026	2029
Ryan J. Watts, Ph.D.	III	50	President, Chief Executive Officer and Director	2015	2026	2029

2. Continuing Directors
Jay Flatley(1)(2)	I	73	Director	2015	2027	—
Nancy A. Thornberry(2)(3)	I	69	Director	2021	2027	—
Tim Van Hauwermeiren(1)	I	54	Director	2025	2027	—
Julian Baker(3)	II	59	Chairperson of the Board	2025	2028	—
Peter Klein(1)(2)	II	63	Director	2018	2028	—
Steve E. Krognes(1)	II	57	Director	2022	2028	—

(1)Member of our audit committee.
(2)Member of our compensation committee.
(3)Member of our corporate governance and nominating committee.

Nominees for Director
Jennifer Cook has served on our board of directors since November 2018. Ms. Cook currently is the owner of Jennifer Cook Consulting and serves as an advisor at Google Ventures. Ms. Cook served as the Chief Executive Officer of GRAIL from January 2018 to June 2019. Previously, Ms. Cook was at Roche Pharmaceuticals and Genentech, where she held a number of senior management positions; from January 2017 to December 2017, Ms. Cook served as Senior Vice President, Global Head of Clinical Operations for Roche Pharmaceuticals; from September 2013 to December 2016, Ms. Cook served as Head of Region Europe Pharma for Roche Pharmaceuticals; and from July 2010 to September 2013, Ms. Cook served as the Senior Vice President, Business Unit Head Immunology and Ophthalmology for Genentech. Ms. Cook currently also serves on the boards of directors of BridgeBio Pharma, Inc. and Jazz Pharmaceuticals. Ms. Cook holds a B.A. in human biology and an M.S. in biology from Stanford University, as well as an M.B.A. from the Haas School of Business at University of California, Berkeley.
We believe Ms. Cook’s extensive experience as a senior management executive of healthcare and biotechnology companies, including as the senior vice president of one of the world’s largest healthcare companies, qualifies her to serve on our board of directors.
David Schenkein, M.D. has served as a member of our board of directors since April 2015. Dr. Schenkein currently is a general partner in GV (Google Ventures). Previously, Dr. Schenkein served as President and Chief Executive Officer of Agios Pharmaceuticals from August 2009 to January 2019. From March 2006 to July 2009, Dr. Schenkein served as a Senior Vice President of Oncology Development at Genentech. Dr. Schenkein currently serves on the boards of directors of Regeneron Pharmaceuticals and Prime Medicine, each of which is a public company, and on the boards of directors of a number of private companies. Previously, Dr. Schenkein served on the boards of directors of Agios Pharmaceuticals, Bluebird Bio, and Foundation Medicine. He also currently serves as an adjunct attending physician in hematology at Tufts Medical Center. Dr. Schenkein received his M.D. from the State University of New York Upstate Medical School and his B.A. in chemistry from Wesleyan University.
We believe that Dr. Schenkein is qualified to serve on our board of directors because of his extensive background in the biotechnology industry and leadership experience as a senior executive and director of biotechnology companies.

Ryan J. Watts, Ph.D. is one of our co-founders and has served as a member of our board of directors since March 2015 and as our President and Chief Executive Officer since August 2015. Previously, Dr. Watts was at Genentech, a biotechnology company, where he held various research and leadership roles of increasing responsibility between 2004 and 2015; including his time served as Director of the Department of Neuroscience from 2013 to February 2015. In addition, Dr. Watts led Genentech’s blood-brain barrier team between 2009 and 2015. Dr. Watts has authored and co-authored more than 60 scientific papers and has been an inventor on a number of patents in the blood-brain barrier and neurodegeneration fields. Dr. Watts currently serves on the board of privately held healthcare company Peel Therapeutics. Dr. Watts is an Adjunct Professor in the Chemical and System Biology Department at Stanford University and an Adjunct Professor in the School of Biological Sciences at University of Utah. Dr. Watts received his Ph.D. in biological sciences from Stanford University and his B.S. in biology from the University of Utah.
We believe Dr. Watts is qualified to serve on our board of directors because of the perspective and experience he provides as one of our co-founders and as our President and Chief Executive Officer, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.

Continuing Directors
Julian C. Baker is a Managing Member of Baker Bros. Advisors LP (“BBA”), a biotechnology-focused investment adviser to fund partnerships whose investors are primarily endowments and foundations. Mr. Baker founded BBA, together with his brother Felix Baker, in 2000. Prior to BBA, Mr. Baker was a portfolio manager at Tisch Financial Management from 1994 to 1999. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker currently serves on the boards of directors of public companies Acadia Pharmaceuticals, Inc., Incyte Corporation, Madrigal Pharmaceuticals, Inc., and Prelude Therapeutics, Inc. Mr. Baker holds an A.B. from Harvard University.
We believe Mr. Baker’s extensive experience investing in life sciences companies and serving on the boards of directors of other public companies in the life sciences industry qualifies him to serve on our board.
Jay Flatley has served as a member of our board of directors since April 2015. Mr. Flatley is currently President and CEO of Radian Bio. Mr. Flatley served as the Chairman and Acting Chief Executive Officer of Zymergen Inc. until it was acquired by Gingko Bioworks in 2022. Mr. Flatley previously spent over 20 years serving in various leadership roles at Illumina, Inc., a public company focused on sequencing- and array-based solutions for genetic analysis. His roles included Chairman of the board of directors from January 2020 to May 2021, Executive Chairman from July 2016 to January 2020, Chief Executive Officer from December 2013 to July 2016, and Chief Executive Officer and President from October 1999 to December 2013. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a director of Molecular Dynamics, a life sciences company focused on genetic discovery and analysis, from July 1994 until its sale to Amersham Pharmacia Biotech in September 1998. Mr. Flatley also serves as Chairman of the Wellcome Trust Leap Fund, is Chairman of the board of Cellanome, is on the board of directors at Rivian Automotive, on the board of trustees for The Salk Institute, and is an Advisory Board member for UC San Diego's Moores Cancer Center. Mr. Flatley previously served on the boards of directors of Iridia, Zymergen, Juno Therapeutics, and Coherent Inc. Mr. Flatley received his B.S. and M.S. in industrial engineering from Stanford University and his B.A. in economics from Claremont McKenna College.
We believe Mr. Flatley is qualified to serve on our board of directors because of his extensive background in the life sciences industry and leadership experience as a senior executive of companies in the life sciences industry.
Peter Klein has served as a member of our board of directors since March 2018. Mr. Klein served as Chief Financial Officer of William Morris Endeavor Entertainment, LLC (“WME”), a marketing firm, from January 2014 to June 2014. Prior to joining WME, Mr. Klein served as Chief Financial Officer at Microsoft Corporation from November 2009 until May 2013. Mr. Klein previously served on the boards of directors of F5 Inc., Apptio, Inc., Sarcos Technology and Robotics Corporation, and Accolade, Inc. Mr. Klein holds a B.A. in history from Yale University and an M.B.A. from the University of Washington.
We believe Mr. Klein’s extensive experience as a senior finance executive, including as the chief financial officer of one of the world’s largest companies, qualifies him to serve on our board.

Steve E. Krognes served as Chief Financial Officer and Treasurer of Denali Therapeutics from October 2015 until April 30, 2022; on May 1, 2022 he was appointed to the board of directors. Mr. Krognes joined Denali from Genentech, where he served as Chief Financial Officer and a member of the Executive Committee from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank based in Norway. Mr. Krognes currently serves on the boards of directors of public companies Pliant Therapeutics, Guardant Health, and argenx SE, private company ClavystBio, and previously served on the boards of Corvus Pharmaceuticals, Inc., Gritstone bio, Inc., and RLS Global AB. Mr. Krognes also served as a board member of the California Life Science Association from 2010 to 2015 and California Academy of Sciences from 2014 to 2018. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania.
We believe Mr. Krognes' extensive experience as a senior finance executive, including as the chief financial officer of both Genentech and Denali, qualifies him to serve on our board.
Nancy A. Thornberry has served on our board of directors since January 2021. Ms. Thornberry served as Chief Executive Officer of Kallyope, Inc. from November 2015 until October 2021, and currently serves on its board of directors and as Chair, R&D. Ms. Thornberry also serves on the boards of directors of Vertex Pharmaceuticals and Schrödinger, both of which are public companies, Adimab, a private company, and NY Genome Center, a non-profit institution; she previously served on the boards of Intarcia Therapeutics and Abide Therapeutics. Between August 2013 and October 2015, Ms. Thornberry was self-employed as a consultant to companies in the biotechnology and pharmaceutical industries. Prior to that, Ms. Thornberry spent over 30 years at Merck, a pharmaceutical company, where she held a variety of positions including Senior Vice President and Franchise Head, Diabetes and Endocrinology, from April 2011 to July 2013, Senior Vice President and Franchise Head, Diabetes and Obesity, from September 2009 to April 2011, Vice President, Worldwide Basic Research Head, Diabetes and Obesity, from February 2007 to September 2009, and Executive Director, Metabolic Disorders, from 2004 to February 2007, among other positions. Ms. Thornberry received a B.S. in Chemistry and Biology from Muhlenberg College.
We believe Ms. Thornberry is qualified to serve on our board of directors because of her extensive scientific background and experience in the life sciences industry.
Tim Van Hauwermeiren has served on our board of directors since November 2025. He co-founded argenx SE and has served as its Chief Executive Officer since 2008. Since 2017, he has also served as a director of the company. In addition he has served as an independent director on the boards of public companies, including iTeos Therapeutics, RayzeBio, and Lexeo Therapeutics, as well as private company Aelin Therapeutics. Mr. Van Hauwermeiren has broad training and experience in biotech and innovation management. He holds a degree in BioEngineering from the University of Ghent and an executive M.B.A. from Vlerick Business School.
We believe Mr. Van Hauwermeiren is qualified to serve on our board of directors because of his extensive experience in the life sciences industry and leadership experience as a founder and senior executive of a life sciences company.

Director Independence
Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq"). Under the Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of its initial public offering. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3 and under the Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the Nasdaq rules, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our board of directors has determined that none of Mses. Cook and Thornberry, Messrs. Baker, Flatley, Klein, Krognes, and Van Hauwermeiren, and Dr. Schenkein, representing eight of our nine current directors, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors and director nominees is “independent” as that term is defined under the Nasdaq rules. Dr. Watts, our Chief Executive Officer, is not considered independent under Nasdaq’s independence standards. Our board of directors also determined that Messrs. Klein (chairperson), Flatley, Krognes, and Van Hauwermeiren who comprise our audit committee, and Messrs. Flatley (chairperson) and Klein and Ms. Thornberry, who comprise our compensation committee, satisfy the independence standards for committee members established by applicable SEC rules and the Nasdaq listing standards.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”
There are no family relationships among any of our directors or executive officers.

Board Composition
Board Leadership Structure
Our board of directors is currently chaired by Mr. Baker. As a general policy, our board of directors believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance, and enhances the effectiveness of the board of directors as a whole. As such, Dr. Watts serves as our President and Chief Executive Officer while Mr. Baker serves as our Chairperson of the board of directors but is not an officer. We expect and intend the positions of Chairperson of the board of directors and Chief Executive Officer to continue to be held by two individuals in the future.
Board Meetings and Committees
During 2025, our board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
It is the policy of our board of directors to regularly have separate meeting times for independent directors without management. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eight directors attended our 2025 annual meeting of stockholders.
We have established an audit committee, a compensation committee, a corporate governance and nominating committee, and a science and technology committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees comply with the requirements of, the Sarbanes-Oxley Act of 2002, the Nasdaq rules, and SEC rules and regulations. The following table sets forth information regarding the current membership of our board of directors and committees of the board of directors.

Director	Independence	Board	Audit Committee	Compensation Committee	Corporate Governance & Nominating	2025 Meeting Attendance(1)
Julian C. Baker	✓					100%
Jennifer Cook	✓					100%
Jay Flatley	✓					100%
Peter Klein	✓					100%
Steve E. Krognes	✓					75%
David Schenkein, M.D.	✓					100%
Nancy A. Thornberry	✓					100%
Tim Van Hauwermeiren	✓					100%
Ryan J. Watts, Ph.D.						100%
2025 Meetings		5	6	4	6

(1)Includes meetings of the board of directors and meetings of each committee of the board while the director served on the board and such committee, respectively.
Each committee has the responsibilities described below.
Audit Committee
The members of our audit committee are detailed in the table above. All members of our audit committee meet the requirements for independence and financial literacy of audit committee members under Nasdaq listing standards and SEC rules and regulations. Our audit committee chairperson, Mr. Klein, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under Nasdaq listing standards. Mr. Krognes, Mr. Flatley, and Mr. Van Hauwermeiren also meet the requirements for financial literacy of audit committee members under the Nasdaq listing standards and SEC rules and regulations.
The responsibilities of our audit committee include, among other things:
•selecting and hiring the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•pre-approving all audit and non-audit services and fees;

•reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly consolidated financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;
•preparing the audit committee report that the SEC requires to be included in our annual proxy statement;
•reviewing reports and communications from the independent registered public accounting firm;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•reviewing our policies on risk assessment and risk management, including risk concerning information security;
•reviewing related party transactions; and
•establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq listing requirements. A copy of the charter of our audit committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page.
Compensation Committee
The members of our compensation committee are detailed in the table above. All members of our compensation committee meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies and plans and benefit programs and to discharge the responsibilities of our board of directors relating to compensation of our executive officers. The responsibilities of our compensation committee include, among other things:
•overseeing our overall compensation philosophy and compensation policies and plans and benefit programs;
•reviewing and approving or recommending to the board of directors for approval compensation for our executive officers and directors;
•preparing the compensation committee report that the SEC will require to be included in our annual proxy statement; and
•administering our equity compensation plans.
Our compensation committee operates under a written charter that satisfies the Nasdaq listing standards. A copy of the charter of our compensation committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page.

Corporate Governance and Nominating Committee
The members of our corporate governance and nominating committee are detailed in the table above. All members of our corporate governance and nominating committee meet the requirements for independence under the Nasdaq listing standards and SEC rules and regulations.

The responsibilities of our corporate governance and nominating committee include, among other things:
•identifying, evaluating and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting; and
•evaluating the performance of our board of directors and of individual directors.
Our corporate governance and nominating committee operates under a written charter that satisfies the Nasdaq listing standards. A copy of the charter of our corporate governance and nominating committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2025, Mr. Flatley, Mr. Klein, and Ms. Thornberry served on our compensation committee. None of the members of our compensation committee is or has at any time been an officer or was during 2025 an employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
It is the policy of the corporate governance and nominating committee of our board of directors to consider recommendations for candidates to our board of directors from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination.
The corporate governance and nominating committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our board of directors:
•The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the corporate governance and nominating committee from other sources.
•In its evaluation of director candidates, including the members of our board of directors eligible for re-election, the corporate governance and nominating committee will consider the following:
◦The current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors.

◦Such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The corporate governance and nominating committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.
◦Other factors that the corporate governance and nominating committee deems appropriate.
•The corporate governance and nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors:
◦The highest personal and professional ethics and integrity.
◦Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
◦Skills that are complementary to those of the existing board of directors.
◦The ability to assist and support management and make significant contributions to the Company’s success.
◦An understanding of the fiduciary responsibilities that is required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
◦If the corporate governance and nominating committee determines that an additional or replacement director is required, the corporate governance and nominating committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the corporate governance and nominating committee, our board of directors or management.
The corporate governance and nominating committee may propose to our board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to our board of directors. In the future, the corporate governance and nominating committee may pay fees to third parties to assist in identifying or evaluating director candidates.
Stockholder Recommendations for Nominations to the Board of Directors
A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A stockholder that instead desires to nominate a person directly for election to our board of directors at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s bylaws and the rules and regulations of the SEC. Section 2.4 of the Company’s bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Secretary of the Company not later than 5:00 p.m., Pacific time, on the 45th day nor earlier than 8:00 a.m., Pacific time, on the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 25 days prior to or delayed by more than 25 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary of the Company not earlier than 8:00 a.m., Pacific time, on the 120th day prior to such annual meeting and not later than 5:00 p.m., Pacific time, on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act, or any successor thereto.
Communications with the Board of Directors
Our board of directors believes that management speaks for Denali Therapeutics Inc. Individual board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that board members would do this with knowledge of management and, in most instances, only at the request of management.
In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Secretary at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. Our Secretary monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Our board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, our Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board or non-management director, of independent advisors, or of Company management, as our Secretary considers appropriate.
Our Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.
This procedure for stockholder and other interested party communications with the non-management directors is administered by the Company’s corporate governance and nominating committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, or (c) communications to our audit committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Operating and Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.
Director Stock Ownership Guidelines

Our Stock Ownership Guidelines (the “Stock Ownership Guidelines”) were adopted by the board of directors effective as of April 16, 2021 to apply to our non-employee directors, and were expanded in May 2023 to include our executive officers. Our non-employee directors are subject to the Stock Ownership Guidelines to promote the ongoing alignment of the interests of our directors with the long-term interests of our stockholders. Our Stock Ownership Guidelines require that each non-employee director own a number of shares of our common stock or other qualifying Company equity with a value equal to at least three times such director’s base annual cash retainer for service on our board, and maintain that minimum ownership throughout his or her tenure on our board. Each non-employee director is required to comply with the Stock Ownership Guidelines by the later of April 16, 2026, which is the fifth anniversary of the effective date of the adoption of the guidelines, or the fifth anniversary of such director’s initial appointment or election to our Board. If the annual retainer for Board service is increased, each non-employee director will have until the later of the deadline in the prior sentence or two years from the date of such increase to satisfy the portion of the requirement attributable to the retainer increase. Until a non-employee director has satisfied the applicable level of ownership, and during any period in which the director ceases to satisfy the applicable level of ownership, such director may generally not sell or transfer more than fifty percent (50%) of the net shares received from any equity award granted to the non-employee director or derived from such director’s other direct holdings. At the discretion of our compensation committee, the stock ownership requirements may be waived for non-employee directors joining our board of directors from government, academia, or similar professions and may be temporarily suspended if the requirements would create severe hardship or prevent the non-employee director from complying with a court order.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight.
A summary of the key areas of risk oversight responsibility of our board of directors and each of its committees is set forth below:

Board or Committee	Area of Risk Oversight
Board
*Monitoring and assessing strategic risks
*Research and development activities, clinical development, drug safety and intellectual property
*Risk management policies, guidelines and practices implemented by Company management

Audit Committee
* Financial, accounting, disclosure and corporate compliance, including the steps management has taken to monitor and control these exposures, and oversight of internal and external audit
*Information security and cybersecurity risks
*Guidelines and policies with respect to risk assessment and risk management
*Compliance with legal and regulatory requirements
*Related party transactions

Compensation Committee	*Compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below
Corporate Governance and Nominating Committee	*Effectiveness of corporate governance guidelines, including board succession, director independence and potential conflicts of interest
Compensation Risk Assessment
The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs, and practices for our named executive officers. Our goal-setting, performance assessment, and compensation decision-making processes described in the CD&A generally apply to all employees. In the CD&A, we describe compensation committee and independent compensation consultant involvement, which act as risk-mitigation controls for our executive compensation programs. Our compensation committee also considers risks arising from the Company's compensation plans and arrangements more generally, including whether these plans and programs have or are likely to encourage excessive risk taking. After consideration, our compensation committee determined that risks arising from the Company’s compensation plans and arrangements are not likely to give rise to a material adverse effect on the Company’s business.
Corporate Responsibility
Community
Denali Therapeutics supports the work of organizations that have complementary missions and are aligned with our therapeutic areas of interest. This includes advocacy organizations making a difference across the following disease areas: amyotrophic lateral sclerosis ("ALS"), Alzheimer's disease ("AD"), frontotemporal dementia-granulin ("FTD-GRN"), lysosomal storage diseases such as mucopolysaccharidosis II ("MPS"), Parkinson's disease ("PD"), and other neurodegenerative disorders.

Workplace
At Denali we strive to create a work environment that inspires talented individuals to contribute to our mission and realize their own professional goals. Our culture is shaped by the core Denali values of trust, growth, grit, and unity, and reinforced by developing quality leadership, fostering inclusion, and emphasizing continuous growth.

•Compensation. We offer an attractive total compensation package that is designed to attract, retain, and motivate employees to perform to the best of their abilities; we believe this will, in turn, contribute to the value and success of our Company. Denali’s compensation offerings consist of cash-based salaries and bonus opportunities as well as long-term equity incentive grants. Annual bonuses for eligible employees are tied to meeting individual and Company goals. We also support our employees and their dependents with a comprehensive benefits package, which includes a safe harbor contribution for all employees and the opportunity to participate in an Employee Stock Purchase Plan.

•Health and Safety. Our health and safety programs are designed around global standards with specifications addressing regulations, specific hazards, and the unique working environment of our operations. We mandate employee health and safety training and ergonomic assessments, and require specialized training for all lab-based employees. We conduct regular internal safety audits to ensure that proper safety policies and program procedures are in place. In addition, we engage both internal and third-party compliance assessments and audit selected operations for adherence to health and safety standards. Denali’s safety programs have been highly effective: since we commenced operations in 2015, we have had zero reportable regulatory safety incidents.

•Unity and Collaboration. Denali embraces differences and acknowledges the value that multiple perspectives brings to problem-solving. Employee-led teams spearhead action-oriented programs, such as social responsibility through volunteerism and investment in STEM-focused outreach. To foster an inclusive workplace, we enable multiple avenues for employees to raise concerns, including an anonymous hotline and direct access to our human resources department.

•Training and Development. We believe training and development are an essential part of creating a safe, productive, and fair environment. Each employee is assigned regular trainings that are relevant to either their specific role or broader corporate policies, such as cybersecurity best practices or insider trading prohibitions. Managers are given training to hone their supervisory skills and better support their employees’ development; they are, in turn, accountable for guiding the development of a personal and professional growth plan for each employee. For employees wishing to further develop their professional expertise, Denali offers education assistance for approved degree or certification programs.

•Flexible Work Options. Denali values workplace flexibility and hybrid ways of working, and continues to invest in a model which we believe balances more workplace flexibility with time together to collaborate and connect in person. We employ enhanced tools and technology designed to help us optimize productivity and collaboration while facilitating a hybrid work environment for our workforce.

Environment

At Denali, we strive to manage our operations in a way that is sustainable and reduces our impact on the environment. Denali has in place a Green Alternative program which provides researchers with information on suitable alternative chemicals that have a lower environmental impact for common solvents. Additionally, several waste streams have been segregated on-site for proper disposal or recycling, such as containers, food waste, plastics, styrofoam, and glass chemical containers, to maximize recycling and composting. Lab wastes have been routed from landfill disposal to waste-to-energy programs. Where feasible, we procure and use eco-conscious and compostable or reusable kitchen and office supplies. In addition, our adoption of hybrid remote work guidance enables our employees to further reduce the environmental impact of their commutes.

Cybersecurity

Denali's approach to cybersecurity seeks to defend the confidentiality, integrity, and availability of our systems and information for our people and our patients. One of the key functions of our board of directors is informed oversight of our risk management process, including risks from cybersecurity threats. Our board of directors is responsible for monitoring and assessing strategic risk exposure, and our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its cybersecurity risk oversight function directly as a whole, as well as through the audit committee. Our Vice President of Information Technology, who leads Denali’s cybersecurity strategy and IT team, provides quarterly briefings to the audit committee regarding our company’s cybersecurity risks and activities, including any recent cybersecurity incidents and related responses, cybersecurity systems testing, activities of third parties, and the like. Our audit committee provides regular updates to the board of directors on such reports; the Vice President of Information Technology may be called upon to brief the board as well. We have established policies and processes for assessing, identifying, and managing material risk from cybersecurity threats, and have integrated these processes into our overall risk management systems and processes. We routinely assess material risks from cybersecurity threats, including any potential unauthorized occurrence on or conducted through our information systems that may result in adverse effects on the confidentiality, integrity, or availability of our information systems or any information residing therein. As part of our overall risk management system, we conduct annual security awareness training for personnel at all levels and functions, issue periodic simulated social engineering tests, and have established protocols to escalate cybersecurity incidents from identification through remediation. Performance of our cybersecurity controls for certain systems is periodically reviewed by our internal quality functions. We further require third-party service providers who will be handling our company’s sensitive information to certify that they implement appropriate security measures, consistent with all applicable laws, to maintain reasonable security measures in connection with their work with us, and to promptly report any suspected breach of its security measures that may affect our company. The Company currently carries cybersecurity insurance for certain security events. Within the last three years, we have not experienced any material information security breaches.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of 9 members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.
Nominees
Our corporate governance and nominating committee has recommended, and our board of directors has approved, Ms. Cook, and Drs. Schenkein and Watts as nominees for election as Class III directors at the Annual Meeting. If elected, each of Ms. Cook, and Drs. Schenkein and Watts, will serve as Class III directors until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees currently is a director of our Company. For information concerning the nominees, see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted for the election of Ms. Cook, and Drs. Schenkein and Watts. We expect that Ms. Cook, and Drs. Schenkein and Watts will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of Class III directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of votes cast “FOR” will be elected. Any shares voted “WITHHOLD” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS III DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2026. Ernst & Young LLP has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2026 if our audit committee believes that such a change would be in the best interests of Denali and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$2,810,000	$2,620,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
Total Fees	$2,810,000	$2,620,000

(1)Audit Fees consist of fees for professional services for the audit of our annual consolidated financial statements, including internal control attestation, the review of interim financial statements, statutory audits, and related services that are normally provided in connection with registration statements, including comfort letters and consents. The Audit Fees for the fiscal year ended December 31, 2025 include fees associated with our public offering completed in December 2025. The Audit Fees for the fiscal year ended December 31, 2024 include fees associated with our private investment in public equity ("PIPE") offering completed in February 2024.
(2)Audit-Related Fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no Audit-Related Fees incurred in 2025 or 2024.
(3)Tax Fees include fees billed for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning. There were no Tax Fees incurred in 2025 or 2024.
Auditor Independence
In 2025, there were no other professional services provided by Ernst & Young LLP that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Ernst & Young LLP for our fiscal years ended December 31, 2024 and 2025 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2026.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers. We are asking our stockholders to provide an advisory vote to approve the compensation of our named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures. This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. We currently hold say-on-pay votes annually.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information regarding investor sentiment about our executive compensation policies and programs, which our compensation committee will be able to consider when determining executive compensation in the future.

Please see the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2025 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and stockholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the following resolution:

RESOLVED: That the stockholders of Denali Therapeutics Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the proxy statement furnished for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.
Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMMITTEE REPORTS
The following reports of the compensation committee and audit committee do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Denali under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which the following reports appear, except to the extent that Denali specifically incorporates a committee report or a portion of it by reference in such filing.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Denali’s management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in Denali’s proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:

Jay Flatley (Chairperson)
Peter Klein
Nancy A. Thornberry
Audit Committee Report
The audit committee serves as the representative of our board of directors with respect to its oversight of:
•our accounting and financial reporting processes and the audit of our financial statements;
•the integrity of our consolidated financial statements;
•our compliance with legal and regulatory requirements;
•reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks, which includes oversight related to significant risks in the areas of finance, accounting, disclosure, corporate compliance, and information security; and
•the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is composed of four non-employee directors. Our board of directors has determined that each member of the audit committee is independent and that Mr. Klein qualifies as an “audit committee financial expert” under the SEC rules.

The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in our 2025 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.
The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year ending December 31, 2026. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Peter Klein (Chairperson)
Jay Flatley
Steve E. Krognes
Tim Van Hauwermeiren

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2026. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Ryan J. Watts, Ph.D.	50	President, Chief Executive Officer and Director
Alexander O. Schuth, M.D.	51	Chief Operating and Financial Officer, and Secretary
Peter Chin, M.D.	58	Chief Medical Officer, Head of Development
Carole Ho, M.D.(1)	52	Chief Medical Officer and Head of Development (former)
_____________________________________________________________________
(1) Dr. Ho resigned from her role as Chief Medical Officer and Head of Development on November 14, 2025.
For the biography of Dr. Watts, see “Board of Directors and Corporate Governance — Continuing Directors.”
Alexander O. Schuth, M.D. is one of our co-founders and has served as our Chief Operating Officer since March 2015 and as Secretary since June 2015. On March 14, 2022, the Board appointed Dr. Schuth to the role of Chief Financial Officer, effective as of May 1, 2022. As of this date, Dr. Schuth became the Company’s Chief Operating and Financial Officer, and retained his role as Secretary of the Company.
Dr. Schuth co-founded and joined Denali from Genentech, where he held various roles of increasing responsibility between 2005 and 2015; from September 2014 to March 2015, Dr. Schuth served as Head of Technology Innovation and Diagnostics Partnering; from March 2010 to September 2014, Dr. Schuth served as Head of Neuroscience Partnering; from January 2007 to March 2010, Dr. Schuth worked in the business development team; and from August 2005 to January 2007, Dr. Schuth worked as an R&D finance manager. From January 2001 to May 2003, he served as Investment Banking Associate in the equity capital markets group at Merrill Lynch in London. He currently serves on the board of directors of Molecular Health GmbH, a privately held biopharmaceutical company. Dr. Schuth received his M.B.A. from The Wharton School of the University of Pennsylvania and his M.D. from the Charite Medical School at the Humboldt University in Berlin, Germany.
Peter Chin, M.D. has served as our Chief Medical Officer, Head of Development since March 2026, when he transitioned from Acting Chief Medical Officer, which he assumed following Dr. Ho's departure in November 2025. Dr. Chin joined Denali in 2019 as Senior Vice President of Late-Stage Clinical Development and established the medical affairs, drug safety, and health economics and outcomes research functions. Before joining Denali, Dr. Chin spent nearly 15 years in clinical development and medical affairs at Genentech, Roche and Novartis. Dr. Chin completed his residency in Neurology at the University of Washington. He received his M.D. from Dartmouth and B.A. in Molecular and Cell Biology from the University of California, Berkeley. Dr. Chin trained as a Robert Wood Johnson Foundation Clinical Scholar at the University of California, Los Angeles, where he also received an M.S. in Health Services Research from the School of Public Health.
Carole Ho, M.D. served as our Chief Medical Officer and Head of Development until her resignation in November 2025. We thank Dr. Ho for her service and contributions.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program for our named executive officers (“NEOs,” also referred to in this CD&A as our “executives” or our “executive officers”). This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.
Executive Summary

Our purpose is to bring the power of biotherapeutics to the whole body, including the brain, by discovering, developing, and delivering medicines for people living with serious diseases. We are building a broad portfolio of therapeutic candidates by investing in our TransportVehicleTM (“TV”) franchises, i.e., Enzyme TV ("ETV"), Oligonucleotide TV ("OTV"), and Antibody TV ("ATV"), to advance programs for rare diseases, such as lysosomal storage diseases, and common diseases, such as Alzheimer's disease and Parkinson's disease.

On March 24, 2026, the U.S. Food and Drug Administration (FDA) granted accelerated approval for AVLAYAHTM (tividenofusp alfa-eknm) for the treatment of neurologic manifestations in patients with Hunter syndrome (mucopolysaccharidosis type II, or MPS II) when initiated in presymptomatic or symptomatic pediatric patients weighing at least 5 kg prior to advanced neurologic impairment. Continued approval for this indication may be contingent on verification of clinical benefit in a confirmatory trial. Denali has commenced commercialization activities.

Our TV-enabled clinical development portfolio also includes DNL126 (ETV:SGSH) for MPS IIIA (Sanfilippo syndrome), DNL593 (PTV:PGRN) for frontotemporal dementia-granulin (“FTD-GRN”), DNL952 (ETV:GAA) for late-onset Pompe disease, and DNL628 (OTV:MAPT) for Alzheimer’s disease. We are also developing BIIB122/DNL151 (small molecule LRRK2 inhibitor) for Parkinson’s disease. We believe the combination of a clinically validated delivery platform and a maturing therapeutic portfolio will position us for long-term success in our goal to deliver barrier-crossing, targeted, and effective medicines.

In 2025 we expanded and progressed our clinical programs for neurodegenerative and lysosomal storage diseases. Some 2025 business milestones include:

Advanced and expanded our TransportVehicleTM clinical portfolio

Tividenofusp alfa-eknm (DNL310, ETV:IDS): In December 2025, we completed enrollment of Cohort A (neuronopathic participants) of the global Phase 2/3 COMPASS study. The COMPASS study is designed to generate confirmatory evidence and support global regulatory submissions for AVLAYAHTM.

DNL126 (ETV:SGSH): In August 2025, we announced that we have reached alignment with the FDA’s Center for Drug Evaluation and Research (CDER) division that cerebrospinal fluid heparan sulfate (CSF HS) may be considered a reasonably likely surrogate endpoint to predict clinical benefit and may therefore be used to support an accelerated approval path for DNL126 for MPS IIIA. We also announced that additional 49-week data from the ongoing open-label Phase 1/2 study were consistent with previously announced 25-week data, demonstrating a significant reduction in CSF HS from baseline, including normalization, and a safety profile that supports continued development. In September, we completed enrollment in the ongoing Phase 1/2 study of DNL126 to support an accelerated approval path in MPS IIIA. Planning for a global Phase 3 confirmatory study is ongoing.

TAK-594/DNL593 (PTV:PGRN): We completed enrollment in the ongoing Phase 1/2 study with a total of 40 participants with FTD-GRN enrolled. Initial FTD-GRN patient data are expected in 2026.

DNL952 (ETV:GAA): In October 2025, we submitted an Investigational New Drug (IND) application for DNL952 to begin clinical studies in Pompe disease, and Phase 1 study start-up activities are underway. As part of our global development strategy for DNL952, we also submitted a Clinical Trial Application (“CTA”) in the UK and Europe in the first quarter of 2026.

DNL628 (OTV:MAPT): In October 2025, we submitted a CTA for DNL628 to initiate clinical studies in Alzheimer’s disease. In January 2026, we announced that the CTA was approved; Phase 1b study start-up activities are currently underway.

Advanced our small molecule clinical portfolio

BIIB122/DNL151 (LRRK2 inhibitor) for Parkinson's disease: A clinical data readout of the global Phase 2b LUMA study of BIIB122 for early-stage Parkinson’s disease is expected in mid-2026. Denali’s global Phase 2a BEACON study to evaluate safety and biomarkers associated with BIIB122 in participants with LRRK2-associated Parkinson’s disease (LRRK2-PD) is ongoing. The LRRK2 program is being developed in collaboration with Biogen.

SAR443122/DNL758 (peripherally restricted RIPK1 inhibitor): Our partner Sanofi continued to enroll a Phase 2 study of SAR443122 for ulcerative colitis and is expected to have results in the first half of 2026.

Other milestones

•In March 2025, we officially opened our clinical biomanufacturing facility in Salt Lake City, Utah, expanding our U.S. manufacturing capabilities and strengthening supply chain control and operational efficiency. We have begun manufacturing drug supply for clinical trials to support expansion of our TV-enabled therapeutic portfolio.

•In December 2025, we entered into a synthetic royalty funding agreement with Royalty Pharma, pursuant to which Royalty Pharma agreed to provide us with up to $275.0 million in funding in exchange for a 9.25% royalty on future net sales of tividenofusp alfa-eknm. Following the FDA's approval of tividenofusp alfa-eknm on March 24, 2026, the transaction closed and Royalty Pharma made an initial payment of $200.0 million. The royalty payments to Royalty Pharma will cease upon reaching a multiple of 3.0x, or 2.5x if achieved by the first quarter of 2039. We will retain all worldwide development and commercialization rights to tividenofusp alfa-eknm.

•In December 2025, we sold 9,142,857 shares of our common stock at a public offering price of $17.50 per share and pre-funded warrants to purchase 2,285,714 shares of our common stock at a public offering price of $17.49 per pre-funded warrant, which represents the per share price for the common stock less the $0.01 exercise price, in an underwritten public offering for aggregate net proceeds of approximately $189.2 million, after deducting issuance costs of approximately $0.7 million. In January 2026, in connection with the same offering, the underwriters exercised their option to purchase an additional 746,468 shares of our common stock, on which date we received aggregate net proceeds of approximately $12.4 million.

2025 Compensation Highlights

Consistent with our compensation philosophy focusing on pay for performance, our compensation committee structured executive pay in 2025 to ensure alignment with the interests of our stockholders while incentivizing the pursuit of important strategic business goals. Highlights include:

•Base salaries – We made moderate adjustments to 2025 base salaries of our executives based on our review of roles, responsibilities and market practices;

•Annual bonuses – Our annual bonus incentives were based on metrics and milestones pertaining to critical measures of our corporate strategy as well as drivers of our long-term goal of creating stockholder value. In 2025 we met 5 out of 6 (83%) high-impact objective goals and 11 out of 13 (85%) of our other objective goals. This resulted in an annual bonus paid out at 145% of target; and

•Equity grants – Consistent with our grant practices of recent years, we granted stock options and restricted stock units ("RSUs") to our executive officers in 2025 to motivate and retain our executives, while aligning with shareholder experience and long-term company performance.

Our Approach to Pay For Performance

Our pay program focuses on rewarding executives while keeping a significant portion of compensation at-risk. We consider the compensation mix, including the mix of variable and fixed pay as well as how much compensation is long-term oriented.

Target Pay

The compensation committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. The chosen compensation vehicles include short-term and long-term incentives, and cash and equity compensation. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations. Our target total compensation mix shown below consists of base salary, target bonus and the grant date fair value of equity awards, which includes stock options and RSUs. For 2025, our CEO and NEOs had the following target pay mix:

Note: NEO Target Pay Mix only includes executives who served for the entirety of the past fiscal year.
Compensation Aligned with Performance

The magnitude of CEO and NEO compensation is directly aligned with our Company performance through the relationship between stock price and the grant date fair value of equity awards. For 2025, the majority of compensation is at-risk through short-term and long-term incentives.

Consideration of Say-on-Pay Results and Stockholder Engagement

At our 2025 annual meeting, our advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote), received the support of approximately 90.5% of the shares voted. The compensation committee believes this vote demonstrated our stockholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure. Therefore, the compensation committee did not make any changes to our compensation program directly as a result of the say-on-pay vote result.

The Company continues to be committed to engaging with stockholders. We review any feedback we receive from our stockholders about our executive compensation program to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

Compensation Philosophy

Our compensation committee believes a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns by supporting the Company’s achievement of its primary business goals, and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to sustain growth in long-term stockholder value. Consequently, we maintain an ongoing commitment to corporate governance principles and strong performance orientation in our compensation program. Our compensation committee regularly reviews our compensation philosophy, compensation policies and program design overall, to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive.

Over time, we have made gradual changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, growth and other factors. Our compensation committee and board of directors believe it appropriate to continue to fine tune our executive compensation program. We engaged an independent compensation consultant prior to our initial public offering to assist our compensation committee in determining executive compensation and have continued to work with an independent compensation consultant to review and update our executive compensation program.
Compensation Determination Process

Role of the Compensation Committee and Board of Directors

Our compensation committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our compensation committee designs, implements, reviews and approves all compensation for our Chief Executive Officer and our other executive officers. The compensation committee formally met four times during fiscal year 2025, and also met informally on several occasions, to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings (or portions of these meetings) were held with members of management in attendance and some (or portions of these meetings) were held in closed session. Most of the meetings also included representatives from our compensation consultant (as described below). Typically, the compensation committee reports to the Board on its discussions and on occasion recommends to the Board, or seeks input from the Board, regarding compensation decisions and other actions with regard to our executive officers. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The compensation committee typically makes the final decisions regarding executive compensation.
Role of Management

Our CEO and Chief People Officer (“CPO”) typically make recommendations to our compensation committee, attend certain compensation committee meetings and are involved in the process for determining our executive officers’ compensation, provided that our CEO and CPO do not make recommendations as to their own compensation or participate in compensation committee discussion of their own compensation. Our compensation committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation at its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the Board as to each executive officer’s total compensation, as well as each individual pay component.

Use of Independent Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The fees for services rendered by the compensation consultant are paid by the Company.

Beginning in September 2022, the compensation committee engaged Alpine Rewards (“Alpine”) as its independent compensation consultant. Alpine has helped to further develop our compensation programs and has advised the compensation committee on all of the principal aspects of executive compensation.

Alpine reports directly to our compensation committee and not to management, although Alpine meets with management for purposes of providing insight on market practices and guidance on compensation recommendations. Our compensation committee assessed the independence of Alpine consistent with Nasdaq listing standards and concluded that the engagement did not raise any conflict of interest.

Use of a Peer Group

The compensation committee approves a peer group of companies to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at Denali and our industry. In August 2024, we undertook this review for use in making 2025 compensation decisions, with the assistance and recommendations of Alpine, the compensation committee’s compensation consultant. The compensation committee used the following criteria in determining the appropriate peers:

•Industry Sector and Stage – US-based, publicly traded late stage, pre-commercial biopharmaceutical companies and early commercial companies, where applicable, with a focus on companies with similar therapeutic focus to Denali
•Market Capitalization – Range of $1.0 billion to $10.0 billion
•Location – Biotechnology hub markets (San Francisco Bay Area, San Diego, Boston, etc.)
•Headcount – Companies with above 150 employees

2025 Peer Group

Based on these criteria and considerations, our 2025 peer group was determined to consist of the following companies:

Agios Pharmaceuticals	BridgeBio Pharma	Prothena Corporation
Alector Therapeutics	CRISPR Therapeutics	REGENXBIO
Arcus Biosciences	Cytokinetics	Revolution Medicines
Avidity Biosciences	Dyne Therapeutics	Sage Therapeutics
Axsome Therapeutics	Intellia Therapeutics	Ultragenyx Pharmaceutical
Beam Therapeutics	Intra-Cellular Therapies	Vaxcyte
Biohaven	Iovance Biotherapeutics	Vir Biotechnology
Blueprint Medicines	Neumora Therapeutics

As a result of the determination of the 2025 peer group based on the revised criteria, seven companies that had been included in the 2024 peer group were removed as they no longer met the criteria listed above: Amylyx Pharmaceuticals, Cerevel Therapeutics, Ionis Pharmaceuticals, Karuna Therapeutics, Legend Biotech, Mirati Therapeutics, and Sarepta Therapeutics. The Committee added the following companies to the 2025 peer group: Avidity Biosciences, Biohaven, Blueprint Medicines, Dyne Therapeutics, Iovance Biotherapeutics, Neumora Therapeutics, and Revolution Medicines.

2026 Peer Group

In August 2025, the compensation committee approved the peer group for use in making 2026 compensation decisions. Due to changes in the Company’s profile, the Committee made updates to the peer selection criteria related to market capitalization, revenue, headcount, sector and stage, as well as consideration for recent acquisitions. As a result of the determination of the 2026 peer group based on the revised criteria, six companies that had been included in the 2025 peer group were removed as they no longer met the criteria listed above: Alector, Blueprint Medicines, Intra-Cellular Therapies, Neumora Therapeutics, Prothena, and Sage Therapeutics. The Committee added the following companies to the 2026 peer group: Crinetics Pharmaceuticals, Scholar Rock, and Xenon Pharmaceuticals.
In setting compensation for our executive officers, including our NEOs, the compensation committee uses competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. The compensation philosophy focuses at or near a target percentile for base salary, particularly in respect to target cash compensation and equity grants. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and Company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.
Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Element	Purpose	Features
Base Salary	To attract and retain highly skilled executives	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and market data
Annual Cash Incentives	To promote and reward the achievement of key short-term strategic and business goals of the Company; to motivate and attract executives	Variable component of pay based on annual quantitative and qualitative performance assessment against objectives related to clinical testing, pipeline and functional goals
Equity Incentives	To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance
Delivered in the form of stock options and RSUs, subject to multi-year vesting based on continued service. The value of these awards depends on the performance of our common stock price, which aligns employee and executive interests with those of our stockholders over the longer term

Denali is committed to a strong performance orientation in our compensation program and effective corporate governance practices for a company at our development stage and industry. As such we routinely review our policies and program design. Some of our best governance practices include:

What We Do

•Align compensation with stockholder interests
•Balance pay mix of fixed and variable pay
•Multi-year vesting requirements
• Maintain a policy around equity grant timing
•Adopt robust anti-hedging and pledging policies
•Employ a compliant clawback policy
• Minimum stock ownership requirements
• Double-trigger termination rights
•Retain a compensation consultant

What We Don't Do

•Guarantee bonuses or base salary increases
•Provide excessive perquisites
•Provide excessive severance payments
•Provide excise tax gross ups
Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive positioning versus market data as well as the skills and experience that each individual brings to the Company and the performance contributions each makes.

Base salary changes in 2025 varied by executive due to merit increases, as well as other factors considered, including tenure, experience and the role of the individual.

Annual base salaries for our NEOs were as follows:

Executive	2024	2025	Annual Increase
Ryan J. Watts, Ph.D.	$690,000	$718,000	4.1%
Alexander O. Schuth, M.D.	$536,000	$552,000	3.0%
Carole Ho, M.D.	$536,000	$552,000	3.0%

The actual base salaries paid to all of our named executive officers for 2025 are set forth in the “Summary Compensation Table” below.
Annual Cash Incentives

The Annual Cash Incentive Program (Bonus Plan) is designed to provide a financial incentive to reward executives for the achievement of a series of project, and organization-level and corporate goals that are critical for the execution of our long-term strategy, and with a particular focus on goals with a high impact on our business. Payments under the plan are ultimately based on achievement of these pre-established corporate goals that are set at the beginning of the fiscal year. Actual performance against targets, as measured by these pre-established corporate goals, funds the incentive payouts. The bonus pool can be funded to a maximum of 200% of target funding levels. The total bonus payout cannot exceed the total amount of funding in the pool. Bonuses are typically paid in the quarter following the end of the performance period and bonuses to our NEOs are subject to the terms of our Executive Incentive Compensation Plan, under which our compensation committee has broad discretion to increase, decrease or eliminate the funding of the bonus pool and the amounts payable as individual bonuses.

Bonuses for all employees, including our NEOs, for the fiscal year ended December 31, 2025, were allocated from a bonus pool funded based on performance against a number of project and organizational goals, with our highest impact goals weighted at 50%, and the remaining goals comprising the remaining 50%. Our highest impact goals related to commercial readiness, capital raises, study enrollment, and clinical trial and investigational new drug applications. The other project goals related to specific programs, trials and pipeline progress, including goals for clinical stage programs as well as seed, pathway, platform, and preclinical goals. The other organizational goals included goals related to acceleration of team efficiency, establishing capabilities for successful manufacturing, raising funds through equity issuances, royalty monetization and/or new partnerships, publications, utilization of AI, budget, work environment and work product, and other functional goals. Most of the organizational goals involved multiple steps geared toward driving advancement of key Company initiatives. The combination of the project and organizational goals was intended to drive both specific technical achievement and continue to build the foundation for future Company growth and advancements, with those goals identified as high impact and having the highest weighting for purposes of determining achievement and funding, and with achievements that are considered major value drivers for our business driving additional bonus funding. Based on the diversity and difficulty of these goals, in structuring the funding expectations at the beginning of the year, the Company believed that achievement of 70% of these challenging goals would be difficult, requiring focused effort and diligence, and would represent strong alignment with the Company’s business objectives that would make bonus pool funding at 100% levels appropriate.

Each goal is measured individually, and the percent of goals achieved determines the bonus payout, subject to the compensation committee's discretion to alter bonus funding and payouts:

% of Goals Achieved	25%	40%	50%	60%	70%	80%	90%	100% and/or Major value driver (e.g. Drug Approval)
% Pool Funding	0%	25%	50%	75%	100%	125%	150%	200%
In January 2026, the compensation committee of our board of directors reviewed the progress against the applicable 2025 goals. In 2025 we met 5 out of 6 (83%) high-impact objective goals (weighted at 50%) and 11 out of 13 (85%) of our other objective goals (weighted at 50%). As a result of these achievements, the compensation committee funded the bonus pool at 145% of target levels. The resulting bonuses to NEOs were as follows:

Executive	2025 Base Salary	Annual Target Bonus (% of base)	Funding Percentage	2025 Earned Award
Ryan J. Watts, Ph.D.	$718,000	65%	145%	$676,706
Alexander O. Schuth, M.D.	$552,000	45%	145%	$360,175

* Dr. Ho was not eligible for a 2025 bonus payout given her departure from the company prior to the date of payout.
Long-Term Incentives

In 2025 we granted our executives’ target equity compensation in the form of time-based RSUs and stock options. In determining the awards vehicles, the compensation committee considers the appropriate split of such equity awards, including the balancing of incentives and retention needs, stockholder dilution and equity plan share reserve management.

Equity granted to our executives in 2025 are detailed below and in the section "Grants of Plan-Based Awards":

	RSUs		Options
Executive	Number Granted	Grant Date Fair Value	Number Granted	Grant Date Fair Value
Ryan J. Watts, Ph.D.	54,180	$1,151,867	162,540	$2,180,003
Alexander O. Schuth, M.D.	54,180	$1,151,867	162,540	$2,180,003
Carole Ho, M.D.(1)	54,180	$1,151,867	162,540	$2,180,003

(1)    On November 14, 2025, Dr. Ho resigned from her role as Chief Medical Officer and Head of Development. On November 15, 2025, we entered into a consulting agreement with Dr. Ho which terminated on January 31, 2026. According to the terms of her resignation, all then-unvested restricted stock unit and option awards granted to Dr. Ho during the year ended December 31, 2025 were forfeited at the end of that consulting agreement.
Severance and Change in Control Protections

We maintain a Key Executive Change in Control and Severance Plan (the “Severance Plan”) in which our NEOs participate. The Severance Plan provides participants with severance in the event of certain qualifying terminations, including following a change in control of our Company, and certain change in control benefits. We believe that these protections are necessary to provide our valuable executives with incentives to forgo other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms and levels of benefits provided to our NEOs under the Severance Plan were determined by our compensation committee, with input from our management team, and approved by our board following a review of analysis prepared by Alpine Rewards of relevant market data for other companies with whom we compete for executive talent, and are reviewed, and the analysis refreshed, from time to time.

For a summary of the material terms of the benefits provided to our NEOs under the Severance Plan, and an estimate of the payments and benefits that may be received by our NEOs under the Severance Plan, see “Potential Payments on Termination or Change in Control” below.
Additional Policies and Practices

Executive Stock Ownership Guidelines

Our executives are subject to the Stock Ownership Guidelines to promote the ongoing alignment of the interests of our executives with the long-term interests of our stockholders. Our Stock Ownership Guidelines require that each executive own a number of shares of our common stock or other qualifying Company equity with a value equal to at least 3x annual base salary for our CEO and 1x annual base salary for our other executives, and maintain that minimum ownership throughout his or her tenure as an executive of the Company. Calculations for determining whether any executive has met the minimum threshold requirements under the Stock Ownership Guidelines shall include all common shares owned and the value of vested and unvested restricted stock and restricted stock units (other than unvested restricted stock units that remain subject to performance-based vesting). Each executive is required to comply with the Stock Ownership Guidelines by the later of May 11, 2028, which is the fifth anniversary of the effective date of the expansion of the Stock Ownership Guidelines to include executive officers, or the fifth anniversary of joining the Company or being promoted into the role. If the executive’s annual base salary is increased, such executive will have until the later of the deadline in the prior sentence or two years from the date of such increase to satisfy the portion of the requirement attributable to the salary increase. Until an executive has satisfied the applicable level of ownership, and during any period in which the executive ceases to satisfy the applicable level of ownership, such executive may generally not sell or transfer more than fifty percent (50%) of the net shares received from any equity award granted to the executive or derived from such executive’s other direct holdings.

Equity Grant Timing

In accordance with our equity grant procedures, the Company makes equity grants to employees, including executive officers, in the form of stock options and RSUs for annual and new hire awards. Annual awards are typically granted on a pre-determined grant date in January each year, which date is established by our Compensation Committee. New hire awards are typically granted on our pre-determined monthly date throughout the course of the year.

Insider Trading, Hedging and Pledging Prohibitions

We have adopted an insider trading policy that governs the purchase, sale and other dispositions of our securities by all our directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards. We comply with insider trading laws, rules and regulations and any applicable listing standards in any transactions involving our own securities.

Those subject to our insider trading policy are barred from hedging and pledging our stock. They are prohibited from pledging Company securities as collateral for loans, and doing so would be a violation of our insider trading policy.

Additionally, those subject to our insider trading policy are barred from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. There are limited exceptions to the hedging and pledging prohibitions, however they must be approved by a Compliance Officer, in consultation with the board of directors or an independent committee of the board of directors.

Accounting and Tax Considerations

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain grandfathered awards. In addition, the regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held prior to a certain date. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that are paid out before the end of the transition period) is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, neither our compensation committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

Further, while the compensation committee may consider the deductibility of equity awards and cash and other compensation as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the compensation committee generally considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability owed because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided under the Severance Plan or otherwise payable to a named executive officer constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Compensation Recovery (“Clawback”) Policy

In June 2023, the SEC approved the Nasdaq’s proposed rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations.

On November 13, 2023 and disclosed as an exhibit to Form 10-K filed with the SEC on February 28, 2024, we adopted our Compensation Recovery Policy, which applies to all covered employees to reflect and comply with these new requirements. Our policy provides that the Company is required to recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation, of its current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement.

Summary Compensation Table For Fiscal Years 2023, 2024 and 2025
The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2023, 2024 and 2025.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Ryan J. Watts, Ph.D.	2025	$718,000	$676,706	$1,151,867	$2,180,003	$24,939	$4,751,515
President and Chief Executive Officer	2024	$690,100	$627,969	$1,819,942	$3,405,851	$13,800	$6,557,662
	2023	$670,000	$462,289	$2,272,291	$4,461,487	$13,200	$7,879,267
Alexander O. Schuth, M.D.	2025	$552,000	$360,175	$1,151,867	$2,180,003	$14,000	$4,258,045
Chief Operating and Financial Officer and Secretary	2024	$535,600	$337,416	$1,092,128	$2,043,815	$13,800	$4,022,759
	2023	$520,000	$269,093	$1,136,146	$2,230,744	$13,200	$4,169,183
Carole Ho, M.D.	2025	$483,000	$—	$1,151,867	$2,180,003	$14,000	$3,828,870
Chief Medical Officer and Head of Development (until November 14, 2025)	2024	$535,600	$337,416	$1,092,128	$2,043,815	$13,800	$4,022,759
	2023	$520,000	$269,093	$1,136,146	$2,230,744	$13,200	$4,169,183

(1)The amounts included in this column reflect bonus payments earned in 2023, 2024 and 2025.
(2)The amounts included in this column reflect the aggregate grant date fair value of RSUs granted during 2023, 2024 and 2025 based on the closing market price of the Company’s common stock on the date of grant.
(3)The amounts included in this column reflect the aggregate grant date fair value of stock options granted during 2023, 2024 and 2025 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)The amounts included in this column reflect the dollar value of employer 401(k) matching contributions paid to each named executive officer, and for Dr. Watts, pre-tax reimbursed expenses for commuter benefits that are considered part of compensation.

Grants of Plan-Based Awards for Fiscal Year 2025
The following table provides information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2025.

Name	Grant Date	All other stock awards: Number of shares of stock or units(1)	All other option awards: Number of securities underlying options(2)	Exercise or base price of stock and option awards($/share)(3)	Grant Date fair value of stock and option awards(4)
Ryan J. Watts, Ph.D.	01/03/2025	—	162,540	$21.26	$2,180,003
	01/03/2025	54,180	—	$21.26	$1,151,867
Alexander O. Schuth, M.D.	01/03/2025	—	162,540	$21.26	$2,180,003
	01/03/2025	54,180	—	$21.26	$1,151,867
Carole Ho, M.D.(5)	01/03/2025	—	162,540	$21.26	$2,180,003
	01/03/2025	54,180	—	$21.26	$1,151,867

(1)RSUs subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2025 table below.
(2)Options subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2025 table below.
(3)The exercise price of these stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date.
(4)Amounts represent the grant date fair value of the named executive officer’s stock options and RSUs, calculated in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The grant date fair value of our RSUs is based on the closing market price of the Company’s common stock on the date of grant. The grant date fair value of our stock options is calculated using a Black-Scholes valuation model. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited Consolidated Financial Statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(5)On November 14, 2025, Dr. Ho resigned from her role as Chief Medical Officer and Head of Development. On November 15, 2025, we entered into a consulting agreement with Dr. Ho which terminated on January 31, 2026. According to the terms of her termination, all stock and option awards granted to Dr. Ho during the year ended December 31, 2025 were forfeited at the end of that consulting agreement.
Option Exercises and Stock Vested in Fiscal Year 2025
The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of RSU grants by our named executive officers during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)	Number of shares acquired on vesting	Value realized on vesting(2)
Ryan J. Watts, Ph.D.	495,282	$6,908,488	73,440	$1,561,334
Alexander O. Schuth, M.D.	—	$—	44,585	$906,815
Carole Ho, M.D.	44,655	$607,755	44,585	$906,815

(1)The value realized upon the exercise of stock options is calculated by (a) subtracting the stock option exercise price from the market price on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the stock options exercised.
(2)The value realized upon vesting of restricted stock and RSUs is calculated by multiplying the number of shares of restricted stock and RSUs vested by the market price on the vest date.
Outstanding Equity Awards as of 2025 Fiscal Year End
The following table provides information regarding equity awards held by our named executive officers as of December 31, 2025.

			Option Awards				Stock Awards
Name	Grant Date(1)	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (per share)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3)
Ryan J. Watts, Ph.D.	03/08/2017	(4)	20,369	—	$5.28	03/08/2027	—	$—
	08/22/2017	(4)	56,382	—	$9.60	08/22/2027	—	$—
	02/26/2018	(4)	300,000	—	$22.16	02/26/2028	—	$—
	02/08/2019	(4)	281,600	—	$18.13	02/08/2029	—	$—
	02/10/2020	(4)	367,675	—	$24.81	02/10/2030	—	$—
	01/04/2021	(4)	180,000	—	$70.86	01/04/2031	—	$—
	01/03/2022	(4)	182,612	3,888	$47.27	01/03/2032	—	$—
	01/03/2022	(5)	—	—	$—	—	15,500	$255,905
	01/03/2023	(4)	179,898	66,822	$27.63	01/03/2033	—	$—
	01/03/2023	(5)	—	—	$—	—	41,120	$678,891
	01/03/2024	(4)	128,685	139,875	$20.33	01/03/2034	—	$—
	01/03/2024	(5)	—	—	$—	—	67,140	$1,108,481
	01/03/2025	(4)	—	162,540	$21.26	01/03/2035	—	$—
	01/03/2025	(5)	—	—	$—	—	54,180	$894,512
Alexander O. Schuth, M.D.	03/08/2017	(4)	46,671	—	$5.28	03/08/2027	—	$—
	08/22/2017	(4)	56,641	—	$9.60	08/22/2027	—	$—
	02/26/2018	(4)	180,000	—	$22.16	02/26/2028	—	$—
	02/07/2019	(4)	136,000	—	$17.99	02/07/2029	—	$—
	02/10/2020	(4)	136,000	—	$24.81	02/10/2030	—	$—
	01/04/2021	(4)	90,000	—	$70.86	01/04/2031	—	$—
	01/03/2022	(4)	91,061	1,939	$47.27	01/03/2032	—	$—
	01/03/2022	(5)	—	—	$—	—	7,750	$127,953
	08/09/2022	(4)	89,949	33,411	$27.63	01/03/2033	—	$—
	01/03/2023	(5)	—	—	$—	—	5,625	$92,869
	01/03/2023	(5)	—	—	$—	—	20,560	$339,446
	01/03/2024	(4)	77,222	83,938	$20.33	01/03/2034	—	$—
	01/03/2024	(5)	—	—	$—	—	40,290	$665,188
	01/03/2025	(4)	—	162,540	$21.26	01/03/2035	—	$—
	01/03/2025	(5)	—	—	$—	—	54,180	$894,512
Carole Ho, M.D.(6)	07/02/2016	(4)	44,035	—	$5.28	07/02/2026	—	$—
	03/08/2017	(4)	38,240	—	$5.28	03/08/2027	—	$—
	02/26/2018	(4)	180,000	—	$22.16	02/26/2028	—	$—
	02/07/2019	(4)	136,000	—	$17.99	02/07/2029	—	$—
	02/10/2020	(4)	142,000	—	$24.81	02/10/2030	—	$—
	01/04/2021	(4)	90,000	—	$70.86	01/04/2031	—	$—
	01/03/2022	(4)	91,061	1,939	$47.27	01/03/2032	—	$—
	01/03/2022	(5)	—	—	$—	—	7,750	$127,953
	08/09/2022	(4)	89,949	33,411	$27.63	01/03/2033	—	$—
	01/03/2023	(5)	—	—	$—	—	5,625	$92,869
	01/03/2023	(5)	—	—	$—	—	20,560	$339,446
	01/03/2024	(4)	77,222	83,938	$20.33	01/03/2034	—	$—
	01/03/2024	(5)	—	—	$—	—	40,290	$665,188
	01/03/2025	(4)	—	162,540	$21.26	01/03/2035	—	$—
	01/03/2025	(5)	—	—	$—	—	54,180	$894,512

(1)Each of the outstanding equity awards was granted pursuant to the 2015 Stock Incentive Plan (the “2015 Plan”) or the 2017 Equity Incentive Plan (the "2017 Plan").
(2)This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.

(3)This column represents the fair market value of the shares of our common stock as of December 31, 2025, based on the closing price of our common stock, as reported on the NASDAQ Global Select Market, of $16.51 per share on December 31, 2025.
(4)One-fourth of the total number of shares subject to the option vest on the one year anniversary of the grant date, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(5)Represents restricted stock units providing a contingent right to receive the listed number of shares of our common stock upon settlement. One-fourth of the total number of shares subject to the award vest on the one year anniversary of the grant date, and one-fourth of the total number of shares subject to the award vest each year thereafter, subject to continued service to us through each such vesting date.
(6)On November 14, 2025, Dr. Ho resigned from her role as Chief Medical Officer and Head of Development. On November 15, 2025, we entered into a consulting agreement with Dr. Ho which terminated on January 31, 2026. According to the terms of her termination, all unvested stock and option awards granted to Dr. Ho were forfeited at the end of the term of the consulting agreement. All vested options are exercisable until April 30, 2026, at which time any unexercised options will be canceled.
Executive Employment Agreements
Ryan J. Watts, Ph.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Watts, our President and Chief Executive Officer. The confirmatory employment letter has no specific term and provides for at-will employment. Effective January 1, 2025, Dr. Watts’ base salary was $718,000, and his target bonus is 65% of his annual base salary, subject to the terms and conditions of a bonus plan approved by our board of directors or the compensation committee of our board of directors. The confirmatory offer letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Watts.
Alexander O. Schuth, M.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Schuth, our Chief Operating Officer and Secretary. The confirmatory employment letter has no specific term and provides for at-will employment. Effective January 1, 2025, Dr. Schuth’s base salary was $552,000, and his target bonus is 45% of his annual base salary, subject to the terms of the applicable bonus plan developed by our chief executive officer and approved by our board of directors or the compensation committee of our board of directors. The confirmatory offer letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Schuth.
Carole Ho, M.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Ho, our Chief Medical Officer and Head of Development. The confirmatory employment letter had no specific term and provided for at-will employment. Dr. Ho’s 2025 base salary was $552,000, and her target bonus was 45% of her annual base salary. Dr. Ho transitioned out of her role as Chief Medical Officer and Head of Development on November 14, 2025. On November 15, 2025, we entered into a short-term consulting agreement with Dr. Ho which provided for an hourly fee of $400, with her total consulting fees not to exceed $9,600. Dr. Ho’s consulting agreement with us terminated as planned on January 31, 2026.
Potential Payments and Benefits upon Termination or Change in Control
Dr. Watts, Dr. Schuth and Dr. Chin are entitled to certain change of control and severance benefits pursuant to our Key Executive Change in Control and Severance Plan (the “Severance Plan”), which was adopted in November 2017 and subsequently modified in October 2020.

If we terminate a named executive officer’s employment other than for cause, death, or disability or such participant resigns for good reason during the period beginning on a change in control (as such terms are defined in the Severance Plan) and ending 12 months following a change in control (the “change in control period”), such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•100% (200% for Dr. Watts) of the named executive officer’s annual base salary as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) paid over 12 months (24 months for Dr. Watts);
•A lump sum payment equal to 100% (200% for Dr. Watts) of the annual target bonus the named executive officer would otherwise be eligible to receive for the fiscal year in which the termination occurs, assuming achievement of all target levels at 100%;
•A lump sum cash payment in an aggregate amount equal to 12 months (24 months for Dr. Watts) of the applicable monthly premium cost that the named otherwise would be required to pay to continue qualifying health coverage under COBRA (provided that if the Company determines in its sole discretion that these payments cannot be provided without violating applicable law, these payments will not be made); and
•100% of the named executive officer’s then-outstanding and unvested equity awards that are subject to vest solely on the named executive officer’s continued service through the scheduled vesting dates will become vested in full and, if applicable, exercisable.
If we terminate a named executive officer’s employment other than for cause, death, or disability or such participant resigns for good reason outside of the change in control period, such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•75% (100% for Dr. Watts) of the named executive officer’s annual base salary as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) paid over 9 months (12 months for Dr. Watts);
•A lump sum payment equal to the annual target bonus the named executive officer would otherwise be eligible to receive for the fiscal year in which the termination occurs, assuming achievement of all annual targets at 100%, prorated for the portion of the year during which the named executive officer was employed; and
•A lump sum cash payment in an aggregate amount equal to 9 months (12 months for Dr. Watts) of the applicable monthly premium cost that the named executive officer otherwise would be required to pay to continue qualifying health coverage under COBRA (provided that if the Company determines in its sole discretion that these payments cannot be provided without violating applicable law, these payments will not be made).

To receive the severance benefits upon a qualifying termination, a named executive officer must sign and not revoke a form of separation agreement and release of claims in a form reasonably satisfactory to us within the time frame set forth in the Severance Plan and must continue to comply with the provisions of such release and the terms of any proprietary information and inventions agreement and any other written agreement or agreements between the named executive officer and us under which the named executive officer has a material duty or obligation to us.
In addition, in the event of a change in control, the vesting schedule of any then-outstanding and unvested equity awards that are subject to time-based vesting and were granted to a named executive officer prior to the effective date of the Severance Plan will be accelerated in part so that the number of shares, if any, subject to each such award that would otherwise have first become vested in the period between the date of the consummation of the change in control and the date on which all but the final 12 months of the vesting period will have first become vested will immediately become vested and exercisable, as applicable. The remaining shares subject to each such award will continue to be eligible to vest in accordance with the original vesting schedule within the next 12 months as set forth in the applicable award agreement, and may accelerate in connection with certain terminations of employment, as described above.
If any of the payments provided for under the Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The Severance Plan does not require us to provide any tax gross-up payments to any named executive officer.
2017 Equity Incentive Plan and 2015 Stock Incentive Plan
Our 2017 Plan provides that in the event of a merger or change in control, as defined under our 2017 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type, similarly. In the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If an outside director’s awards under the 2017 Plan are assumed or substituted for in a merger or change in control where awards granted to non-employee directors are assumed or substituted for and the service of such outside director as a director or director of the successor corporation, as applicable is terminated on or following the assumption or substitution, other than pursuant to a voluntary resignation (unless such resignation is at the request of the acquirer), his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the director.

Our 2015 Plan provides that in the event of a merger or other Reorganization Event, as defined under the 2015 Plan, each outstanding award, except restricted stock, will be treated as the administrator determines, including, without limitation, that awards shall be assumed or substituted; upon written notice to a participant, that awards will terminate immediately prior to the consummation of the transaction; that awards will become fully exercisable or restrictions applicable to the award will lapse in whole or in part upon the transaction; or, upon a Reorganization Event under which the holders of shares of common stock will receive a cash payment for each share surrendered in the Reorganization Event, that awards will be terminated in exchange for a cash payment equal to the number of shares subject to the award multiplied by the acquisition price minus the exercise, measurement, or purchase price of the award. In addition, in the event of a Reorganization Event that is a liquidation or dissolution, the administrator may provide that awards will be converted into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and applicable tax withholdings). Certain additional restrictions apply to RSUs to which Section 409A of the Code apply. On a Reorganization Event other than our liquidation or dissolution, our repurchase rights with respect to restricted stock will inure to the benefit of the successor and shall, unless the administrator determines otherwise, apply to the property into which the shares are converted. In the event of our proposed liquidation or dissolution, restrictions on restricted stock then outstanding will be automatically deemed satisfied.
The following table shows the potential payments and benefits that the Company would be obligated to make or provide upon termination of employment of each of our named executive officers. For purposes of this table, it is assumed that, each named executive officer’s employment terminated at the close of business on December 31, 2025, the last day of our fiscal year 2025.

Name	Executive Benefits and Payments Upon Termination or Change in Control	Change in Control	Change in Control with Qualifying Termination	Termination Without Cause
Ryan J. Watts, Ph.D.	Base Salary	$—	$1,436,000	$718,000
	Target Bonus	—	933,400	466,700
	Welfare(1)	—	101,754	50,877
	Restricted Stock Units(2)	—	2,937,789	—
	Stock Options(3)	—	—	—
	TOTAL	$—	$5,408,943	$1,235,577
Alexander O. Schuth, M.D.	Base Salary	$—	$552,000	$414,000
	Target Bonus	—	248,400	248,400
	Welfare(1)	—	37,594	28,196
	Restricted Stock Units(2)	—	2,119,967	—
	Stock Options(3)	—	—	—
	TOTAL	$—	$2,957,961	$690,596

(1)Represents the lump sum aggregate premium payments, including the two-percent administrative charge, that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of December 31, 2025) for 9 (12 for Dr. Watts) months for termination without cause and 12 (24 for Dr. Watts) months for a qualified termination that occurs within 12 months of the consummation of a change in control.
(2)Assuming assumption of the outstanding equity awards by a buyer, upon the consummation of a change in control and a qualifying termination with the change in control period, all time-based RSU awards accelerate vesting. The value of accelerated RSUs is calculated by multiplying the numbers of shares subject to acceleration by the closing price of our common stock on December 31, 2025, which was $16.51.
(3)Upon a change in control and qualifying termination and a qualifying termination with the change in control period, all time-based unvested stock options will 100% accelerate vesting. The value of accelerated stock options is calculated by multiplying the numbers of options subject to acceleration by the difference between the closing price of our common stock on December 31, 2025, which was $16.51, and the per share exercise price of the unvested shares subject to acceleration. Stock options with a per share exercise price that exceeds the closing price of our common stock on December 31, 2025 is included with a value of $nil in the table above.

401(k) Plan
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. The Company currently offers a safe harbor contribution in the amount of 4% of the participant's eligible compensation, deposited each payroll. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and, if certain requirements are met, earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
CEO Pay Ratio - 2025
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the 2025 annual total compensation paid to our median paid employee and to our Chief Executive Officer, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the "CEO Pay Ratio"). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on October 1, 2025 (including all employees, except our CEO, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure
Under the relevant rules, we are required to identify the median employee by use of a "consistently applied compensation measure" ("CACM"). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2025: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2025. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.
Methodology and Pay Ratio
Once the median employee was identified, we calculated the median employee's 2025 annual total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation for 2025 as calculated using Summary Compensation Table requirements was $370,857. Our Chief Executive Officer's compensation for 2025 as reported in the Summary Compensation Table was $4,751,515. Therefore, our CEO Pay Ratio for 2025 is approximately 12.8:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Pay vs. Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the correlation between executive pay and Company performance for each of the last five completed fiscal years. The disclosure includes an analysis of compensation for our Principal Executive Officer ("PEO"), Dr. Watts, and the average of total compensation for the non-PEO NEOs. The Non-PEO NEOs included for purposes of calculating the average amounts in each of 2021 and 2022 are Mr. Krognes, and Drs. Schuth and Ho, and in each of 2023, 2024 and 2025 are Drs. Schuth and Ho. On November 14, 2025, Dr. Ho resigned from her role as Chief Medical Officer and Head of Development. On November 15, 2025, we entered into a consulting agreement with Dr. Ho which terminated on January 31, 2026. Upon her departure, all unvested stock and option awards granted to Dr. Ho were forfeited at the end of the term of the consulting agreement. All vested options are exercisable until April 30, 2026, at which time any unexercised options will be canceled.
Pay vs. Performance Table

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of initial fixed $100 investment based on:		Net Income (loss) (in thousands)(7)	Company- Selected Measure(8)
					Total Share- holder Return(5)	Peer Group Total Share- holder Return(6)
2025	$4,751,515	$1,116,621	$4,043,458	$1,996,365	19.71	124.75	$(512,540)	N/A
2024	$6,557,662	$6,084,986	$4,022,759	$3,570,359	24.33	93.49	$(422,773)	N/A
2023	$7,879,267	$(813,455)	$4,169,183	$1,657,599	25.62	94.03	$(145,224)	N/A
2022	$9,284,688	$(12,121,657)	$5,223,660	$(2,101,277)	33.20	89.90	$(325,991)	N/A
2021	$12,673,479	$(58,240,593)	$6,553,764	$(11,781,409)	53.25	100.02	$(290,581)	N/A

(1)The dollar amounts reported in this column are the amounts of total compensation reported for our PEO for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO, but compensation actually paid does not mean that Dr. Watts was actually paid those amounts in the listed year. This is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the relevant rules as follows and as shown in the adjustment table below. The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items.

Fiscal Year	Summary Compensation Table Total for PEO	Less: Reported Value of Equity Awards to PEO(a)	Add: Equity Award Adjustments to PEO(b)	Compensation Actually Paid to PEO

2025	$4,751,515	$(3,331,870)	$(303,024)	$1,116,621
2024	$6,557,662	$(5,225,793)	$4,753,117	$6,084,986
2023	$7,879,267	$(6,733,778)	$(1,958,944)	$(813,455)
2022	$9,284,688	$(8,240,488)	$(13,165,857)	$(12,121,657)
2021	$12,673,479	$(11,548,440)	$(59,365,632)	$(58,240,593)

(a)     The amounts in this column reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for Dr. Watts.
(b)     The amounts deducted or added in calculating the total equity award adjustments in the above table are as follows:

Fiscal Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2025	$2,332,602	$(1,490,853)	$—	$(1,144,773)	$—	$(303,024)
2024	$5,173,440	$(700,634)	$—	$280,311	$—	$4,753,117
2023	$4,698,258	$(6,495,950)	$—	$(161,252)	$—	$(1,958,944)
2022	$4,292,254	$(15,184,024)	$—	$(2,274,087)	$—	$(13,165,857)
2021	$6,142,063	$(46,889,675)	$—	$(18,618,020)	$—	$(59,365,632)

In accordance with the relevant rules, the fair values of unvested and outstanding equity awards to our PEO were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. RSUs were valued at fair value, determined as the closing price of the Company's common stock on each measurement date. To value the performance and market contingent stock options as of each measurement date, the Company used a lattice model with a Monte Carlo simulation. This valuation methodology utilized the estimated fair value of the Company’s common stock on grant date and several key assumptions, including expected volatility of the Company’s stock price based on comparable public companies, risk-free rates of return and expected dividend yield. For all other stock options, the fair values as of each measurement date were determined using the Black-Scholes model, with assumptions and methodologies regarding volatility, dividend yield, and risk-free rates as outlined in the table below. The expected life of options as of each measurement date is estimated based on consideration of consistency with the original valuation assumptions for the grant, the circumstances of the grant at the measurement date, and other relevant factors under US GAAP.

Year Ended December 31,
	2025	2024	2023	2022	2021
Expected term (in years)	3.04-5.47	3.10 - 5.47	3.65 - 5.47	3.65 - 5.47	3.65 - 5.47
Volatility	60.68% - 74.23%	61.33% - 69.74%	66.22% - 70.75%	63.50% - 67.73%	57.46% - 63.34%
Risk-free interest rate	3.55% - 4.40%	3.60% - 4.55%	3.32% - 4.80%	1.49% - 4.45%	0.30% - 1.45%
Dividend yield	—	—	—	—	—
(3)The dollar amounts reported in this column represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group (this group excludes Dr. Watts) in the “Total” column of the Summary Compensation Table in each corresponding year.
(4)The dollar amounts reported represent the average amount of “compensation actually paid” for our Non-PEO NEOs as a group (this group excludes Dr. Watts). The dollar amounts do not reflect the actual amounts of compensation paid to the non-PEO NEOs during the applicable year, but are dollar amounts derived from the starting point of the Summary Compensation Table total compensation under the methodology prescribed under SEC rules as described in (2) above and shown in the adjustment table below.

Fiscal Year	Average Summary Compensation Table Total for non-PEO NEOs	Less: Average Reported Value of Equity Awards to non-PEO NEOs(a)	Add: Average Equity Award Adjustments to non-PEO NEOs(b)	Average Compensation Actually Paid to non-PEO NEOs

2025	$4,043,458	$(3,331,870)	$1,284,777	$1,996,365
2024	$4,022,759	$(3,135,943)	$2,683,543	$3,570,359
2023	$4,169,183	$(3,366,890)	$855,306	$1,657,599
2022	$5,223,660	$(4,674,277)	$(2,650,660)	$(2,101,277)
2021	$6,553,764	$(5,774,220)	$(12,560,953)	$(11,781,409)

(a)     The amounts in this column reflect the average aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for the Company’s non-PEO NEOs as a group (this group excludes Dr. Watts).
(b)     The amounts deducted or added in calculating the total equity award adjustments in the above table are as follows:

Fiscal Year	Average Year End Fair Value of Equity Awards Granted in the Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments

2025	$2,329,034	$(783,254)	$—	$(261,003)	$—	$1,284,777
2024	$3,104,526	$(324,972)	$—	$(96,011)	$—	$2,683,543
2023	$2,349,129	$(1,469,617)	$—	$(24,206)	$—	$855,306
2022	$1,868,705	$(2,967,213)	$—	$(960,069)	$(592,083)	$(2,650,660)
2021	$3,071,031	$(10,579,485)	$—	$(5,052,499)	$—	$(12,560,953)

In accordance with the relevant rules, the fair values of unvested and outstanding equity awards to our non-PEO NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. The valuation methodology and assumptions used consistent with those used for the PEO as described in (2) above.

(5)Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported in the Pay versus Performance Table and reinvesting all dividends until the last day of each reported fiscal year. The Company has not paid dividends historically.
(6)The peer group used is the NASDAQ Biotechnology Index, as used in the Company’s stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(7)The dollar amounts reported in this column represent the amount of net income (loss) for the financial year as presented in the audited Consolidated Statements of Operations and Comprehensive Income (Loss) included in our Annual Report on Form 10-K.
(8)Guidance issued under the relevant rules states that we cannot use stock price as our company-selected measure and we did not use any other financial performance measure for the most recently completed fiscal year to link CAP to Company performance. Our stock price has a significant impact on the value of equity-based awards granted to our NEOs, including stock options and restricted stock units. We therefore believe that, due to our use and focus on equity compensation, our stock price strongly links compensation paid to our NEOs to our performance. However, because we cannot use stock price as our company-selected measure, we have not listed a company selected measure in the Pay versus Performance Table.
Description of Relationship Between the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following description of the relationships between information presented in the Pay versus Performance Table. The analysis below demonstrates the relationship of “compensation actually paid” (“CAP”) to our PEO and average CAP to our non-PEO NEOs to the Company's total shareholder return (“TSR”), and the relationship of the Company's TSR to that of its peer group, the NASDAQ Biotechnology Index, in each case, during the past three years, as set forth in the Pay versus Performance Table. Further, it demonstrates the relationship between CAP to our PEO, average CAP to non-PEO NEOs and Net Income (Loss) as presented in the audited Consolidated Statements of Operations and Comprehensive Income (Loss) included in our Annual Report on Form 10-K in each case, during the past five years, as set forth in the Pay versus Performance Table.

200
175
150
125
100
75
50
25
0
TSR
48
24
0
(24)
(48)
(72)
(96)
CAP($M)
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25
Year Ended
Non-PEO NEO CAP
PEO CAP
DNLI TSR
NASDAQ Biotech Index TSR

Figure 1: Analysis demonstrating the relationship of CAP during the past five years to the Company's TSR and the relationship of the Company's TSR to that of its peer group, the NASDAQ Biotechnology Index.

(80)
(160)
(240)
(320)
(400)
(480)
(560)
Net Income (Loss) ($M)
48
24
0
(24)
(48)
(72)
(96)
CAP ($M)
2021
2022
2023
2024
2025
Year
Non-PEO NEO CAP
PEO CAP
DNLI Net Income (Loss)

Figure 2: Analysis demonstrating the relationship of CAP during the past five years to the Company's net income (loss) for the financial year as presented in the audited Consolidated Statements of Operations and Comprehensive Income (Loss) included in our Annual Report on Form 10-K.
Tabular List of Performance Measures
As noted above, the only financial performance measure used to link NEO compensation actually paid to Company performance for the year ended December 31, 2025 is our stock price:

Performance Measure
Stock price

Policies and Practices Regarding the Timing of Equity Awards
2025 annual stock options to our NEOs were approved in late 2024 to be effective on January 3, 2025. 2025 annual stock option grants to other employees and other service providers (other than non-employee members of our board of directors) also were approved in advance by our compensation committee or, with respect to certain non-executive service providers, in advance by the equity award committee consisting of Dr. Watts, and effective on January 3, 2025. Other grants of stock options, such as for new hires, promotions or other non-routine grants, approved by the compensation committee typically are awarded during regularly scheduled compensation committee meetings, but periodically may be granted by unanimous written consent of the compensation committee. Other grants of stock options approved by the equity award committee are approved in advance, typically on a monthly basis, with the grants effective on the 3rd of the following month. Grants to our non-employee directors are automatically granted pursuant to our outside director compensation policy. We have never granted stock appreciation rights to any service providers.
Our board of directors, compensation committee, and equity award committee do not consider material nonpublic information (“MNPI”) when determining the timing or terms of stock options. Further, we have not timed the release of MNPI for the purpose of affecting the value of executive compensation.
On January 6, 2025, one business day after the 2025 annual stock options were granted to our NEOs, the Company issued a press release and furnished a current report on Form 8-K announcing topline results for Regimen G evaluating eIF2B agonist DNL343 in the Phase 2/3 HEALEY ALS platform trial. The table below sets forth certain information regarding the 2025 annual stock options award to our NEOs. Except for these options, during fiscal year ended December 31, 2025, we did not grant any stock options to any of our NEOs in any period beginning four business days prior to the filing of a periodic report on Form 10‑Q or Form 10‑K or the filing or furnishing of a current report on Form 8‑K that discloses MNPI, and ending one business day after the filing or furnishing of such report.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/share)	Grant date fair value of the award
Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information(1)

Ryan J. Watts, Ph.D.	01/03/2025	162,540	$21.26	$2,180,003	0.4%
Alexander O. Schuth, M.D.	01/03/2025	162,540	$21.26	$2,180,003	0.4%
Carole Ho, M.D.	01/03/2025	162,540	$21.26	$2,180,003	0.4%

(1)Calculated using the closing price of our common stock on NASDAQ on January 3, 2025 and January 7, 2025, of $21.26 and $21.18, per share, respectively.

DIRECTOR COMPENSATION
Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards under our outside director compensation policy, which was originally adopted in November 2017 and became effective in connection with the initial public offering of our securities in December 2017. Our outside director compensation policy was crafted in consultation with Aon, an independent consultant, in anticipation of our initial public offering. Aon provided us with competitive data, analysis and recommendations regarding non-employee director compensation. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our board of directors approved our outside director compensation policy, which we believe provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers. Our outside director compensation policy has been amended periodically, most recently in January 2026. We also reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.
Pursuant to our amended outside director compensation policy, all non-employee directors (also referred to as "outside directors") were paid cash compensation as set forth below during the year ended December 31, 2025. The cash compensation our outside directors are entitled to receive for their services for 2026 are also set forth below:

	2025 Annual Retainer	2026 Annual Retainer
Board of Directors:
All non-employee members	$50,000	$50,000
Additional retainer for Non-Executive Chairperson of the Board	$35,000	$35,000
Audit Committee:
Additional retainer for Chairperson	$20,000	$20,000
Additional retainer for Non-Chairperson members	$10,000	$10,000
Compensation Committee:
Additional retainer for Chairperson	$15,000	$15,000
Additional retainer for Non-Chairperson members	$7,500	$7,500
Corporate Governance and Nominating Committee:
Additional retainer for Chairperson	$10,000	$10,000
Additional retainer for Non-Chairperson members	$5,000	$5,000
Science and Technology Committee:
Additional retainer for Chairperson	$10,000	$10,000
Additional retainer for Non-Chairperson members	$5,000	$5,000
All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears, prorated for the portion of the fiscal quarter for which the non-employee director served in the relevant capacity.
In addition, nondiscretionary, automatic grants of stock options will be made to our non-employee directors under our amended outside director compensation policy. Under our 2017 Plan, no non-employee directors may be granted, in any fiscal year, awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1 million, increased to $1.6 million in connection with his or her initial service. Any awards granted to an individual while he or she was an employee, or while he or she was a consultant but not a non-employee director, will not count for purposes of these limitations.

Our outside director compensation policy provides for initial awards of a nonstatutory stock option to purchase shares of our common stock and an initial award RSUs together having an aggregate Company-assessed value of approximately $700,000 (with the shares covered by each award rounded down to the nearest whole share), effective on the date on which such person first becomes elected as a non-employee director. 60% of the value of the initial awards is in nonstatutory stock options (the “Initial Option”), while the remaining 40% is in RSUs (the “Initial RSU”). Specifically, the number of shares subject to the Initial Option is 60% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $700,000. For this purpose, the Company values RSUs as 1 RSU for every 2 shares subject to an option, and therefore the number of shares subject to the Initial RSU is: (x) 40% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $700,000, divided by (y) two. In connection with the annual review of our outside director compensation policy, which was undertaken with the guidance of our compensation committee’s outside compensation consultants, the value of future initial RSUs for outside directors was increased in January 2026 from $700,000 to $750,000.
Subject to the terms of the policy, the Initial Option vests as to 1/4th of the shares subject thereto on the one-year anniversary of the initial award’s grant date and as to 1/48th of the shares subject to the Initial Option on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, on the last day of the month), in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date. Subject to the terms of the policy, the Initial RSU award vests over a four-year period commencing on the Initial RSU's grant date, with 1/4th of the shares vesting on each anniversary of the Initial RSU’s grant date (or, for the last tranche that otherwise would vest on the fourth anniversary of the grant date, on such anniversary or, if earlier, on the day prior to our next annual meeting of stockholders occurring after the third anniversary of the grant date), in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date.

Our outside director compensation policy provides for annual awards having a grant date fair value of approximately $400,000, split approximately 60/40 between options and RSUs. The mechanics are as follows: on the date of each annual meeting of stockholders, each non-employee director who, as of such annual meeting date, has served on the board as a director for at least the preceding six months, is automatically granted a nonstatutory stock option to purchase shares of our common stock and an initial award RSUs together having an aggregate Company-assessed value of approximately $400,000 (with the shares covered by each award rounded down to the nearest whole share), effective on the date of the annual meeting. 60% of the value of the annual awards is in nonstatutory stock options (the “Annual Option”), while the remaining 40% was in RSUs (the Annual RSU). Specifically, the number of shares subject to Annual Option is 60% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $400,000. For this purpose, the Company values RSUs as 1 RSU for every 2 shares subject to an option, and therefore the number of shares subject to the Annual RSU is: (x) 40% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $400,000, divided by (y) two. Any non-employee director who is not continuing as a director following the applicable annual meeting will not receive an Annual Option or Annual RSU with respect to such annual meeting. In January 2026, the value of future Annual RSU awards for outside directors was increased from $400,000 to $425,000.

Subject to the terms of the policy, the Annual Option and Annual RSU vest and become exercisable as to 100% of the shares subject to the Annual Option and Annual RSU upon the earlier of the one year anniversary of the grant date or the day prior to our next annual meeting of stockholders occurring after the grant date, in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date.

Our 2017 Plan provides that in the event of a merger or change in control, as defined in our 2017 Plan, where awards granted to non-employee directors are assumed or substituted for, if on the date of or following such assumption or substitution, the non-employee director’s status as a director or director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then each outstanding equity award granted under our 2017 Plan to a non-employee director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the director.
Our outside director compensation policy provides that until at least the date of the annual meeting held in 2025, neither the cash retainers nor the value of equity compensation payable under our outside director compensation policy will be raised to a level that is in excess of the 75th percentile of the cash retainers or value of equity award compensation, respectively, paid by the then-applicable peer group, as approved by the compensation committee of our board of directors, to their non-employee directors. Notwithstanding the foregoing, newly elected or appointed outside directors may receive total cash and equity compensation in connection with their initial appointment or election to the Board having an aggregate value of up to two times the total of (x) the aggregate amount of annual cash retainers that could be provided to any incumbent outside director under the terms of the then effective outside director compensation policy, and (y) the value of annual awards that could be provided to any incumbent outside director under the terms of the then-effective outside director compensation policy. Further, the policy provides that Company will determine its peer group annually based on such factors as the compensation committee or the Board deems relevant after discussion with the compensation committee’s consultant, and will consider for inclusion in the peer group, among other companies, companies which are operating in the same industries as the Company (by reference to Global Industry Classification Standard code or similar reasonable identifiers, which may change from time to time), and similar in size to the Company based on market capitalization (or, during volatile market conditions, revenue, if so determined by the compensation committee or the Board, as applicable).
2025 Director Compensation
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2025.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
Continuing Directors
Julian C. Baker	$51,923	$147,170	$275,255	$474,348
Jennifer Cook	$60,000	$84,095	$157,285	$301,380
Jay Flatley	$75,000	$84,095	$157,285	$316,380
Peter Klein	$77,500	$84,095	$157,285	$318,880
Steve E. Krognes	$55,769	$84,095	$157,285	$297,149
David Schenkein, M.D.	$70,000	$84,095	$157,285	$311,380
Nancy A. Thornberry	$65,000	$84,095	$157,285	$306,380
Tim Van Hauwermeiren	$8,288	$158,629	$301,044	$467,961
Departing Directors
Vicki Sato, Ph.D.(3)	$38,077	$199,990	$—	$238,067
Erik Harris	$25,385	$—	$—	$25,385
Marc Tessier-Lavigne, Ph.D.	$40,553	$84,095	$157,285	$281,933

(1)The amounts included in this column reflect the aggregate grant date fair value of RSUs granted during 2025 based on the closing market price of the Company’s common stock on the date of grant.

(2)This column reflects the aggregate grant date fair value of stock options granted during 2025 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited consolidated financial statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)Stock awards were granted to Dr. Sato in accordance with the Denali Fellow Agreement executed in June 2025.
For information about the compensation of directors who are also our employees, see “Executive Compensation.”
Director Outstanding Equity Awards as of 2025 Fiscal Year End
The following table sets forth information regarding the equity awards that were outstanding as of December 31, 2025 for each of the non-employee directors serving during 2025.

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Shares of Stock That Have Not Vested
Continuing Directors
Julian C. Baker	31,695	10,565
Jennifer Cook	165,314	6,037
Jay Flatley	190,265	6,037
Peter Klein	153,224	6,037
Steve E. Krognes	778,161	6,037
David Schenkein, M.D.	143,100	6,037
Nancy A. Thornberry	74,155	6,037
Tim Van Hauwermeiren	31,897	10,632
Departing Directors
Vicki Sato, Ph.D.(3)	209,654	13,614
Erik Harris	—	—
Marc Tessier-Lavigne, Ph.D.	—	—

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2015 Stock Incentive Plan(1)	767,048	$6.41	—
2017 Equity Incentive Plan(2)	25,683,914	$21.72	14,302,049
2017 Employee Stock Purchase Plan(3)	—	$—	7,415,664
Equity compensation plans not approved by security holders	—	$—	—
TOTAL	26,450,962	$21.27	21,717,713

(1)Our board of directors adopted, and our stockholders approved, the 2015 Plan. As a result of our initial public offering and the adoption of the 2017 Plan, we no longer grant awards under the 2015 Plan; however, all outstanding options issued pursuant to the 2015 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2017 Plan.
(2)Our 2017 Plan provides for an automatic annual increase in the number of shares reserved and available for issuance under the 2017 Plan as follows: the number of shares of common stock available for issuance under the 2017 Plan will be increased on the first day of each fiscal year beginning with the 2019 fiscal year, in an amount equal to the least of (i) 10,000,000 shares, (ii) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the administrator of the 2017 Plan.
(3)Our 2017 Employee Stock Purchase Plan ("2017 ESPP") provides for an automatic annual increase in the number of shares reserved and available for issuance under the 2017 ESPP as follows: the number of shares of common stock available for issuance under the 2017 ESPP will be increased on the first day of each fiscal year beginning with the 2019 fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator of the 2017 ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2026 for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 158,656,318 shares of our common stock outstanding as of March 31, 2026. We have deemed shares of our common stock subject to RSU lapses or stock options that are currently exercisable or exercisable within 60 days of March 31, 2026, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Baillie Gifford & Co(1)	12,313,931	7.8%
BlackRock(2)	10,490,610	6.6%
FMR LLC(3)	8,536,392	5.4%
Named Executive Officers, Directors, and Director Nominees:
Ryan J. Watts, Ph.D.(4)	4,258,400	2.7%
Alexander O. Schuth, M.D.(5)	1,795,877	1.1%
Julian C. Baker(6)	8,136,208	4.9%
Jennifer Cook(7)	173,278	*
Jay Flatley(8)	524,687	*
Peter Klein(9)	162,646	*
Steve E. Krognes(10)	1,439,181	*
David Schenkein, M.D.(11)	197,710	*
Nancy A. Thornberry(12)	80,761	*
Tim Van Hauwermeiren(13)	10,632	*
All current executive officers, directors and director nominees as a group (10 persons)(14)	16,779,380	9.7%

*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Based on information set forth in a Schedule 13G/A filed with the SEC by Baillie Gifford & Co (“Baillie Gifford”) on February 12, 2025, these shares consist of 12,313,931 shares held of record by Baillie Gifford. Baillie Gifford has sole voting power with respect to 12,239,731 of the shares and sole dispositive power with respect to all the shares. The address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(2)Based on information set forth in a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock") on April 17, 2025, these shares consist of 10,490,610 shares held of record by BlackRock. BlackRock has sole voting power with respect to 10,304,269 of the shares and sole dispositive power with respect to all the shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)Based on information set forth in a Schedule 13G/A filed with the SEC by FMR, Inc. ("FMR") on November 5, 2025, these shares consist of 8,536,392 shares held of record by FMR. FMR has sole voting power with respect to 8,522,308 of the shares and sole dispositive power with respect to all the shares. The address of FMR is 245 Summer Street, Boston, Massachusetts, 02210.
(4)Consists of (a) 2,152,604 shares held of record by the Watts Family 2015 Trust dated July 7, 2015, for which Dr. Watts serves as trustee (b) 296,833 shares held of record by Dr. Watts and (c) 1,808,963 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(5)Consists of (a) 523,749 shares held of record by the Schuth Family Trust for which Dr. Schuth serves as trustee (b) 282,828 shares held of record by Dr. Schuth and (c) 989,300 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(6)Consists of (a) 326,302 shares held of record by 667, L.P., (b) 3,405,393 shares held of record by Baker Brothers Life Sciences, L.P. (collectively, the “Baker Funds”), (c) 10,565 shares held of record by Mr. Baker, and (d) pre-funded warrants to purchase an aggregate of 4,393,948 shares of our common stock held by the Baker Funds, which may be exercised within 60 days of March 31, 2026. This amount excludes pre-funded warrants to purchase an aggregate of 23,937,831 shares of our common stock held by the Baker Funds, the exercise of which is currently limited pursuant to an ownership limitation, and therefore the shares of our capital stock issuable upon exercise of such pre-funded warrants are not deemed to be beneficially owned within 60 days of March 31, 2026. Julian C. Baker is the managing member of Baker Bros. Advisors (GP), LLC, the sole general partner of Baker Bros. Advisors LP, the investment advisor to the Baker Funds with sole voting and investment power with respect to the securities held by the Baker Funds, and therefore Mr. Baker may be deemed to beneficially own shares of our common stock beneficially owned by Baker Bros. Advisors LP and its affiliated funds. Pursuant to the policies of Baker Bros. Advisors LP, Mr. Baker does not have a right to any of Company’s securities issued as compensation for his service on the Board and the funds affiliated with Baker Bros. Advisors LP are entitled to an indirect proportionate pecuniary interest in the securities. Julian C. Baker, Felix J. Baker, Baker Bros. Advisors LP and Baker Bros. Advisors (GP) LLC disclaim beneficial ownership except to the extent of their pecuniary interest therein.
(7)Consists of (a) 26,075 shares held of record by Ms. Cook and (b) 147,203 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(8)Consists of (a) 336,313 shares held of record by the Flatley Family Trust, for which Mr. Flatley serves as trustee and (b) 16,220 shares held of record by Mr. Flatley and (c) 172,154 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(9)Consists of (a) 27,533 shares held of record by Mr. Klein and (b) 135,113 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(10)Consists of (a) 781,797 shares held of record by The Steve Edward Krognes Revocable Trust, for which Mr. Krognes serves as a trustee (b) 31,794 shares held of record by Mr. Krognes and (c) 625,590 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(11)Consists of (a) 26,232 shares held of record by the David Schenkein, M.D. 2004 Revocable Trust, for which Dr. Schenkein serves as a trustee, (b) 31,232 shares held of record by the Amy P. Schenkein 2004 Revocable Trust, for which Dr. Schenkein's spouse serves as a trustee, (c) 15,257 shares held of record by Mr. Schenkein and (d) 124,989 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest within such date.
(12)Consists of (a) 24,717 shares held of record by Ms. Thornberry and (b) 56,044 shares subject to options exercisable within 60 days of March 31, 2026, all of which will vest with such date.
(13)Consists of (a) 10,632 shares held of record by Mr. Van Hauwermeiren.
(14)Consists of (a) 8,326,076 shares beneficially owned by our current executive officers, directors, and director nominees and (b) 4,059,356 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2026, all of which will vest within such date and (c) pre-funded warrants to purchase an aggregate of 4,393,948 shares of our common stock held by the Baker Funds, which may be exercised within 60 days of March 31, 2026.

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Struck, Inc. Engagement
During the fiscal year concluding on December 31, 2025, we engaged Struck, Inc. to provide website redesign services. At the time of the engagement, the Chief Executive Officer of Struck, Inc. was Brent Watts, the brother of Ryan J. Watts, Ph.D., our co-founder, President and Chief Executive Officer, and a member of our Board of Directors. The amounts paid to Struck, Inc. during the year ended December 31, 2025 were approximately $273,912.

This engagement was reviewed and approved by the Audit Committee pursuant to our Related Person Transaction Policy. In approving the engagement, the Audit Committee considered the nature of the related person’s interest in the transaction and determined that the terms of the engagement were comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party and that the engagement was in the best interests of the Company.

Other than the transaction described above, there were no transactions, arrangements, or relationships with related persons required to be disclosed under Item 404 of Regulation S-K.

Follow-On Offering and Pre-Funded Warrants

In December 2025, we entered into an underwriting agreement with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC as representatives of the several underwriters named therein, relating to the public offering of (i) 9,142,857 shares of our common stock, at a public offering price of $17.50 per share, and (ii) pre-funded warrants to purchase 2,285,714 shares of our common stock at a public offering price of $17.49 per pre-funded warrant, which represents the per share price for the common stock less the $0.01 exercise price. The public offering closed on December 11, 2025, at which time we received aggregate net proceeds of approximately $189.2 million, after deducting issuance costs of approximately $0.7 million. In January 2026, the underwriters exercised their option to purchase an additional 746,468 shares of our common stock, on which date we received aggregate net proceeds of approximately $12.4 million. The Baker Funds purchased the pre-funded warrants in the public offering.
Private Placement and Related Transactions Involving the Baker Funds
In February 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with the purchasers named therein, including the Baker Funds. Under the Purchase Agreement, we agreed to sell 3,244,689 shares of our common stock for a purchase price of $17.07 per share, and 26,046,065 pre-funded warrants to purchase our common stock for a purchase price of $17.06 per share of common stock issuable upon exercise, for aggregate gross proceeds of approximately $500.0 million. The Baker Funds purchased all 26,046,065 pre-funded warrants for approximately $444.0 million.

In connection with the Purchase Agreement, we entered into a nominating agreement (the “Nominating Agreement”) with the Baker Funds. Pursuant to the Nominating Agreement, at such time beginning 60 days after the Baker Funds, together with their affiliates, beneficially own more than 10% of our outstanding common stock, and ending at such time as the Baker Funds and their affiliates beneficially own at least 65% of the number of securities purchased pursuant to the Purchase Agreement, the Baker Funds shall have the right to designate one individual to serve on our board of directors (the “Baker Funds Designation Right”); and if the Baker Funds have exercised this right, we shall include the designee in the slate of nominees recommended to our stockholders for election to our board of directors at each annual or special meeting of our stockholders at which directors of the same class as the designee are to be elected, subject to certain exceptions. Pursuant to the Nominating Agreement, Julian C. Baker was designated for nomination to our board of directors by the Baker Funds and elected on June 3, 2025.

On June 3, 2025, in connection with the election of Julian C. Baker to our board of directors, we entered into a registration rights agreement (the “Affiliate Registration Rights Agreement”) with the Baker Funds. Pursuant to the Affiliate Registration Rights Agreement, the Baker Funds are entitled to certain resale registration rights with respect to shares of Common Stock held by the Baker Funds (the “Affiliate Registrable Securities”). Under the Affiliate Registration Rights Agreement, following a request by the Baker Funds, we are obligated to file a resale registration statement on Form S-3, or other appropriate form, covering the Affiliate Registrable Securities. We have agreed to file such resale registration statement as promptly as reasonably practicable following such request, and in any event within 60 days of such request. Our obligations to file such registration statement are subject to specified exceptions, and suspension and deferral rights as are set forth in the Affiliate Registration Rights Agreement. Under specified circumstances, we may also include our securities in any such registration statement. Under the Affiliate Registration Rights Agreement, the Baker Funds also have the right to one underwritten offering per calendar year, but no more than three underwritten offerings in total and not more than two underwritten offerings or “block trades” (as defined in the Affiliate Registration Rights Agreement) in any twelve-month period, to effect the sale or distribution of the Affiliate Registrable Securities, subject to certain exceptions, conditions and limitations.
Other Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We have entered into employment agreements with certain of our executive officers and certain of our executives participate in our Severance Plan that, among other things, provide for certain severance and change of control benefits. For a description of employment agreements with, and benefits under our Severance Plan for, our named executive officers, see “Executive Compensation—Executive Employment Agreements.”
We have granted stock options and RSUs to our named executive officers, other executive officers and certain of our directors. See “Executive Compensation—Executive Employment Agreements.”

Other than as described above, since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and (iii) in which a related person has or will have a direct or indirect interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee.

OTHER MATTERS
Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K filed with the SEC on February 26, 2026 (File No. 001-38311). This proxy statement and our Annual Report are posted in the SEC filings section of the Investor & Media Relations web page at https://denalitherapeutics.com/investors and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Denali Therapeutics Inc., Attention: Investor Relations, 161 Oyster Point Blvd., South San Francisco, California 94080.
Company Website
We maintain a website at www.denalitherapeutics.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons are also required to provide us with copies of all such reports filed with the SEC. Based solely upon the information supplied to us by these persons, we are required to report any known failure to file these reports within the specified period. To our knowledge, based solely upon a review of the Section 16(a) reports furnished to us and the written representations of these reporting persons, these persons complied with all filing requirements in a timely fashion for fiscal year 2025.

PROPOSALS OF STOCKHOLDERS FOR 2027 ANNUAL MEETING
Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at Denali’s principal executive offices no later than December 22, 2026. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the 2027 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Secretary of Denali at its principal executive offices not later than 5:00 p.m., Pacific time, on the 45th day nor earlier than 8:00 a.m., Pacific time, on the 75th day before the one-year anniversary of the date on which Denali first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than 8:00 a.m., Pacific time, on February 5, 2027, and no later than 5:00 p.m., Pacific time, on March 7, 2027, unless our annual meeting date occurs more than 25 days before or after June 3, 2027. In that case, we must receive proposals not earlier than 8:00 a.m., Pacific time, on the 120th day prior to the date of the 2027 annual meeting and not later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. In addition, the notice must contain the information required by, and otherwise comply with, Rule 14A-19(b) of the Exchange Act, if applicable. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. Denali will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.
Notices of intention to present proposals at the 2027 annual meeting of stockholders must be addressed to: Secretary, Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.

THE BOARD OF DIRECTORS

South San Francisco, California
April 21, 2026

DENALI THERAPEUTICS INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DNLI2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Denali Therapeutics Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Denali Therapeutics Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91688-P51371 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENALI THERAPEUTICS INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Jennifer Cook
02) David Schenkein, M.D.
03) Ryan Watts, Ph.D.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3.**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document (Proxy Statement / Annual Report) are available at www.proxyvote.com.

V91689-P51371

Denali Therapeutics Inc.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Ryan J. Watts, Ph.D. and Alexander O. Schuth, M.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Denali Therapeutics Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am, Pacific Time on June 3, 2026, at www.virtualshareholdermeeting.com/DNLI2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE